UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
NISOURCE INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

NiSource Inc.
801 E. 86th Avenue • Merrillville, Indiana 46410 • (877) 647-5990
NOTICE OF ANNUAL MEETING
April 19, 2022
To the Holders of Our Common Stock:
The 2022 annual meeting of stockholders (the “Annual Meeting”) of NiSource Inc., a Delaware corporation, will be conducted in a virtual format only via live audio webcast on Tuesday, May 24, 2022, at 10:00 a.m. Central Time at www.virtualshareholdermeeting.com/NI2022, for the following purposes:
(1)	To elect twelve directors named in the proxy statement to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified;
(2)	To approve named executive officer compensation on an advisory basis;
(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022;
(4)	To consider a stockholder proposal reducing the threshold stock ownership requirement for stockholders to call a special stockholder meeting from 25% to 10%; and
(5)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
The Annual Meeting will be conducted in a virtual format only to provide access to all of our stockholders regardless of geographic location. There is no in-person meeting for you to attend. We designed the format of the Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.
All stockholders of record as of the close of business on March 30, 2022, are eligible to vote at the Annual Meeting and any adjournment or postponement thereof.
Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, please vote at your earliest convenience by telephone, through the Internet or by completing and mailing the enclosed proxy card. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the attached proxy statement. See the section “Attending and Voting During the Virtual Annual Meeting” for specific instructions on voting your shares at the Annual Meeting.
PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Kimberly S. Cuccia
Senior Vice President, General Counsel and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on May 24, 2022

The Proxy Statement, Notice of Annual Meeting and 2021 Annual Report to Stockholders
are available at https://www.nisource.com/filings

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT	47
ASSESSMENT OF RISK	48
2021 EXECUTIVE COMPENSATION	49
2021 Summary Compensation Table	49
2021 Grants of Plan-Based Awards	51
Outstanding Equity Awards at 2021 Fiscal Year- End	52
2021 Option Exercises and Stock Vested	54
2021 Pension Benefits	55
2021 Non-Qualified Deferred Compensation	57
Potential Payments upon Termination of Employment or a Change-in-Control of the Company	58
Pay Ratio	62
EQUITY COMPENSATION PLAN INFORMATION	63
PROPOSAL 2 — ADVISORY APPROVAL OF NEO COMPENSATION	64
PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	65
PROPOSAL 4 — STOCKHOLDER PROPOSAL REDUCING THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL STOCKHOLDER MEETING FROM 25% to 10%	66
AUDIT COMMITTEE REPORT	69
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES	70
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING	70
ANNUAL REPORT AND FINANCIAL STATEMENTS	71
AVAILABILITY OF FORM 10-K	71
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS — “HOUSEHOLDING”	71
OTHER BUSINESS	72

PROXY STATEMENT SUMMARY
This summary highlights information that may be expanded upon elsewhere in this proxy statement (“Proxy Statement”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”) for the 2022 annual meeting of stockholders (the “Annual Meeting”).
2022 ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	10:00 a.m. Central Time on Tuesday, May 24, 2022
Website:	www.virtualshareholdermeeting.com/NI2022
Record Date:	March 30, 2022
Shares of Common Stock Outstanding on Record Date:	405,734,408
Voting:	Each share is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.
This Proxy Statement and the accompanying proxy card are first being sent to stockholders on April 19, 2022.
VOTING MATTERS AND BOARD RECOMMENDATIONS
Item		Board Recommendations	Page Reference
Proposal 1	To elect twelve directors named in this proxy statement;	For All Nominees	8
Proposal 2	To approve the compensation of our named executive officers (the “Named Executive Officers”) on an advisory basis;	For	64
Proposal 3	To ratify Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2022; and	For	65
Proposal 4	To consider a stockholder proposal reducing the threshold stock ownership requirement for stockholders to call a special stockholder meeting from 25% to 10%.	Against	66
  2022 Proxy Statement | 1

PROXY STATEMENT SUMMARY
BOARD OF DIRECTORS NOMINEES
Director Nominees (12)				Board Committees(1)
Name	Age	Director Since	Position	Audit	Comp & HC	Finance	ESS	Nom & Gov
Peter A. Altabef	62	2017	Chair & CEO, Unisys Corporation			✔*		✔
Sondra L. Barbour	59	2022	Retired EVP, Lockheed Martin Corporation	✔		✔
Theodore H. Bunting Jr.	63	2018	Retired Group President, Entergy Corporation	✔*				✔
Eric L. Butler	61	2017	President and CEO, Aswani-Butler Investment Associates		✔*			✔
Aristides S. Candris	70	2012	Retired President & CEO, Westinghouse				✔*	✔
Deborah A. Henretta	61	2015	Partner, G100 Companies; Retired Group President, Procter & Gamble Co.	✔	✔
Deborah A. P. Hersman	52	2019	Retired Chief Safety Officer and Consultant at Waymo LLC			✔	✔
Michael E. Jesanis	65	2008	Retired President & CEO, National Grid USA		✔		✔
William D. Johnson	68	2022	Retired President & CEO, Pacific Gas & Electric Corporation		✔		✔
Kevin T. Kabat	65	2015	Chair of the Board, NiSource Inc.					✔*
Cassandra S. Lee	53	2022	Chief Audit Executive, AT&T Inc.	✔		✔
Lloyd M. Yates	61	2020	President & CEO, NiSource Inc.
(1)	Mss. Barbour and Lee and Mr. Johnson joined the committees listed effective March 15, 2022.
* Chair of Committee

Independent
8%
92%
Female
33%
67%
Diverse (Race/Ethnicity)
33%
67%
Age
≥62
50%
Average
Age:
62 years
<62
50%
Tenure
<4.7
Average
Tenure:
4.7 years
>4.7

See “Proposal 1 – Election of Directors” for more information on our director nominees.
2 |   2022 Proxy Statement

PROXY STATEMENT SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS
✔	Annual election of directors
✔	Majority voting for all directors with resignation policy
✔	No supermajority voting provisions
✔	No stockholder rights plan (“poison pill”)
✔	Proxy access by-law (3% ownership / 3 years duration / up to 20 stockholders / 20% of board)
✔	Stockholder right to call special meetings
✔	Separate chair and CEO
✔	All directors independent except CEO
✔	Board committees comprised of all independent directors
✔	Regular executive sessions of independent directors
✔	Annual Board and committee evaluation process and ongoing evaluations of individual directors
✔	Strategic and risk oversight by Board and committees
✔	Annual “Say-on-Pay” advisory votes
✔	Strong alignment between pay and performance in incentive plans
✔	Commitment to safety and customer care
✔	Political contributions disclosure
✔	Enhanced independent registered public accounting firm disclosure
See “Corporate Governance” for more information on our corporate governance practices.
EXECUTIVE COMPENSATION HIGHLIGHTS
We have designed our executive compensation program to meet our business objectives using various compensation elements intended to drive both long-term and short-term performance. We believe that a significant portion of total compensation should consist of at-risk performance-based compensation. Our executive compensation practices include the following, each of which the Compensation and Human Capital Committee believes reinforces our executive compensation policy and objectives.
See “Compensation Discussion and Analysis (CD&A)” and “2021 Executive Compensation” for more information on our executive compensation program.
We DO Have This Practice		We Do NOT Have This Practice
✔	Incentive award metrics that are tied to key company performance measures	✘	Repricing of options without stockholder approval
✔	Share ownership guidelines applicable to executive officers and independent directors	✘	Hedging or pledging transactions or short sales by executive officers or directors
✔	Compensation recoupment policy	✘	Tax gross-ups for Named Executive Officers
✔	Limited perquisites	✘	Automatic single-trigger equity vesting upon a change-in-control
✔	Prohibition against pledging unearned shares in our long-term incentive plan	✘	Excise tax gross-ups under change-in-control agreements
✔	Double-trigger severance benefits upon a change-in-control	✘	Excessive pension benefits or defined benefit supplemental executive retirement plan
✔	One-year minimum vesting for equity awards	✘	Excessive use of non-performance based compensation
✔	Significant portions of the executive compensation opportunity that are entirely contingent on performance against pre- established performance goals	✘	Excessive severance benefits
✔	Independent compensation consultant	✘	Dividend equivalent rights or dividends on unvested performance shares or restricted stock units granted to executive officers
✔	Annual Say-on-Pay vote by stockholders
  2022 Proxy Statement | 3

PROXY STATEMENT SUMMARY
GENERAL INFORMATION
Stock Symbol: NI
Stock Exchange: NYSE
Registrar and Transfer Agent: Computershare Investor Services
State of Incorporation: Delaware
Corporate Headquarters: 801 E. 86th Avenue, Merrillville, Indiana 46410
Corporate Website: www.nisource.com
BUSINESS AND STRATEGY
NiSource Inc. is an energy holding company under the Public Utility Holding Company Act of 2005 whose primary subsidiaries are fully regulated natural gas and electric utility companies serving approximately 3.7 million customers in six states.
We focus our business strategy on providing safe and reliable electric and natural gas service through our core, rate-regulated asset-based utilities, which generate substantially all of our operating income. Our utilities continue to move forward on core safety, infrastructure and environmental investment programs supported by complementary regulatory and customer initiatives across all states in which we operate. Our goal is to develop strategies that benefit all stakeholders as we embark on long-term infrastructure investment and safety programs to better serve our customers, align our tariff structures with our cost structure, and address changing customer conservation patterns. These strategies focus on improving safety and reliability, enhancing customer service, ensuring customer affordability and reducing emissions while generating sustainable returns.
The safety of our customers, communities and employees has been and remains our top priority. Our safety management system (SMS) is an established operating model within NiSource. With the continued support and advice from our Quality Review Board (a panel of third parties with safety operations expertise engaged by management to advise on safety matters), we are continuing to mature our SMS processes, capabilities, and talent as we collaborate within and across industries to enhance safety and reduce operational risk. Additionally, we continue to pursue regulatory and legislative initiatives that will allow residential customers not currently on our system to obtain gas service in a cost-effective manner. For more information on our safety program, see our inaugural 2021 Safety Report at www.nisource.com.
We continue to actively implement our plans to reduce Scope 1 greenhouse gas (GHG) emissions by 90% from 2005 levels by 2030, and to significantly reduce methane emissions, a component of Scope 1 GHG emissions. These plans include the retirement of coal-fired electric generation, increased sourcing of renewable energy, methane reductions from priority pipeline replacement, traditional leak detection and repair, and deployment of advanced leak detection and repair. Additionally, we are active in several efforts to accelerate the development and demonstration of lower-carbon energy technologies and resources, such as hydrogen and renewable natural gas (RNG), to enable affordable pathways to economy-wide decarbonization. For more information on environmental and related matters, see our 2021 Integrated Annual Report, our 2021 Climate Report and the “Sustainability” section of our website at www.nisource.com.
NiSource is keenly aware that in addition to being a business entity, we are also a social and community enterprise that includes our employees, partners, customers and the communities we serve. For more information about our corporate responsibility diversity and sustainability efforts, see our 2021 Integrated Annual Report and the “Sustainability” and “Diversity, Equity and Inclusion” sections of our website at www.nisource.com.
For more information on our business and strategy, see our 2021 Integrated Annual Report, located at www.nisource.com.
Our directors possess the necessary breadth and depth of skills and experience to oversee our business operations and long-term strategy as set forth in “Proposal 1 – Election of Directors – Nominee Demographics, Skills and Biographies.”
4 |   2022 Proxy Statement

PROXY STATEMENT
The accompanying proxy is solicited on behalf of the Board for the Annual Meeting to be held on Tuesday, May 24, 2022 at 10:00 a.m. Central Time, in a virtual format only via live audio webcast at www.virtualshareholdermeeting.com/NI2022. The common stock, $.01 par value per share, of the Company represented by the accompanying proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board:
■	“FOR” all of the nominees for director;
■	“FOR” advisory approval of the compensation of our Named Executive Officers;
■	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2022; and
■	“AGAINST” the stockholder proposal to reduce the threshold stock ownership requirement for stockholders to call a special stockholder meeting from 25% to 10%.
This Proxy Statement and the accompanying proxy card are first being sent to stockholders on April 19, 2022. We will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, email and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained D.F. King for a fee of $9,500, plus reimbursement of expenses. We may incur additional fees if we request additional services. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held as of 5:00 p.m. Eastern Time on March 30, 2022, the record date for voting.
We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this Proxy Statement to refer to NiSource Inc.
Who May Vote
Holders of shares of common stock as of the close of business on March 30, 2022, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 30, 2022, 405,734,408 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.
Voting Your Proxy
If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy in advance of the Annual Meeting using any of the following methods:
■	Telephoning the toll-free number listed on the proxy card;
■	Using the Internet website listed on the proxy card: www.proxyvote.com; or
■	Marking, dating, signing and returning the enclosed proxy card.
All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 23, 2022.
If your shares are held in a brokerage account or by a bank, broker, trust or other nominee (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.
Discretionary Voting by Brokers and “Broker Non-Votes”
If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. The proposal to ratify the appointment of our independent registered public
  2022 Proxy Statement | 5

PROXY STATEMENT
accounting firm is the only proposal considered a routine matter and, accordingly, at the Annual Meeting, Brokers will only have discretionary authority to vote your shares regarding Proposal No. 3, the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2022. A “broker non-vote” occurs when a Broker holding shares for a beneficial owner does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted. Brokers will not have discretionary authority to vote your shares with respect to the other proposals to be presented at the Annual Meeting. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares. If Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting, which are considered “non-routine.”
Voting Shares Held in Our 401(k) Plan
If you hold your shares of common stock in our 401(k) Plan, those shares are held in the name of Fidelity Management Trust Company (“Fidelity”), the administrator of the 401(k) Plan. You will receive a proxy card that includes the number of shares of our common stock held in the 401(k) Plan. You should instruct Fidelity how to vote your shares by completing and returning the proxy card or by voting your shares by Internet or by telephone, as detailed above under “Voting Your Proxy.” If you do not instruct Fidelity how to vote your shares, or if you sign the proxy card with no further instructions as to how to vote your shares, Fidelity will vote your shares in the same proportion as the shares for which it receives instructions from all other participants to the extent permitted under applicable law. To allow enough time for Fidelity to vote your shares in accordance with your direction, your voting instructions must be received by Fidelity no later than 11:59 p.m. Eastern Time on May 19, 2022.
Attending and Voting During the Virtual Annual Meeting
Format of Meeting. The Annual Meeting will be conducted in a virtual format only to provide access to all our stockholders regardless of geographic location. There is no in-person meeting for you to attend. We designed the format of the Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.
Attending the Meeting. You are entitled to attend and participate in the Annual Meeting if you were a stockholder of record as of the close of business on March 30, 2022, the record date, or hold a legal proxy for the Annual Meeting provided by your Broker as described below. To attend and participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/NI2022 and enter your 16-digit control number, which can be found on your proxy card, voting instruction form or email you received with your proxy materials. If your shares are held by a Broker and you do not have a control number, please contact your Broker as soon as possible so that you can be provided with a control number.
Voting During the Meeting. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. If your shares are held in street name by a Broker, then, to be able to vote at the Annual Meeting, you must obtain an executed legal proxy from the Broker indicating that you were the beneficial owner of the shares on March 30, 2022, the record date for voting, and that the Broker is giving you its proxy to vote the shares. If your shares are held in the 401(k) Plan, you will not be able to vote your shares at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described above under “Voting Your Proxy.” Votes cast at the Annual Meeting or represented by proxy at the Annual Meeting will be tabulated by the inspector of election.
Technical Assistance. The Annual Meeting will begin promptly at 10:00 a.m. Central Time. We encourage you to access the Annual Meeting approximately 15 minutes in advance to allow ample time for you to log in to the meeting and test your computer audio system. We recommend that you carefully review the above procedures needed to gain admission in advance. Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the meeting login page at www.virtualshareholdermeeting.com/NI2022.
6 |   2022 Proxy Statement

PROXY STATEMENT
Submitting Questions During the Meeting. As part of the Annual Meeting, we will hold a live question and answer session during which we intend to answer questions submitted during the meeting that are relevant to the purposes of the meeting and the Company's business in accordance with the Annual Meeting procedures posted on the meeting website, as time permits. Questions may be submitted by stockholders that have used 16-digit control numbers to enter the meeting at www.virtualshareholdermeeting.com/NI2022. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once.
Revoking Your Proxy
You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send a letter to our Corporate Secretary (which must be received before a vote is taken) indicating that you want to revoke your proxy, or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the virtual Annual Meeting and voting during the meeting. Attending the virtual Annual Meeting will not in and of itself revoke a proxy.
Quorum for the Meeting
A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present during the virtual Annual Meeting or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether a quorum is present. Abstentions are counted for purposes of determining whether a quorum is present. As explained above under “Discretionary Voting by Brokers and ‘Broker Non-Votes’,” if Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting.
  2022 Proxy Statement | 7

PROPOSAL 1 — ELECTION OF DIRECTORS
At the recommendation of the Nominating and Governance Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 24, 2022, and expiring at the 2023 annual meeting of our stockholders (the “2023 Annual Meeting”) and until their successors are duly elected or appointed and qualified. The nominees include eleven independent directors, as defined in the applicable rules of the NYSE, and our President and Chief Executive Officer (“CEO”). The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies. All the nominees currently serve on the Board. Set forth below is information regarding all our nominees (each of whom has consented to being named in the Proxy Statement and to serving, if elected).
Vote Required
To be elected, a nominee must receive more votes cast in favor of his or her election than against election. Abstentions by those present or represented by proxy will not be counted as a vote cast either “for” or “against” with respect to the election of directors and, therefore, will have no effect on the outcome. Brokers will not have discretionary authority to vote on the election of directors. Accordingly, there could be broker non-votes which will have no effect on the vote.
Under our Corporate Governance Guidelines, each nominee will tender a conditional resignation prior to the Annual Meeting, effective only if both (a) the votes “against” a nominee’s election exceed the votes “for” election (a “failed re-election”) and (b) such resignation is subsequently accepted by the Board. Any failed re-election will be referred to the Nominating and Governance Committee, which will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will decide and publicly disclose its decision, the rationale for the decision and the directors who participated in the process within 90 days after the election. The Board expects the director who has not been re-elected to abstain from participating in the Nominating and Governance Committee or Board discussion or vote regarding whether to accept his or her resignation offer. A director who has had a failed re-election may participate in discussions or votes with respect to other directors who have had a failed re-election.
Nominee Demographics, Skills and Biographies
Our director nominees are diverse and possess the necessary breadth and depth of skills and experience to oversee our business operations and long-term strategy as shown in the tables and biographies below.

8 |   2022 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

Skill	Altabef	Barbour	Bunting	Butler	Candris	Henretta	Hersman	Jesanis	Johnson	Kabat	Lee	Yates
Industry Experience	✔		✔	✔	✔			✔	✔			✔
Other Operations / Customer Service	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Government and Regulatory	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Public Company Board	✔	✔	✔		✔	✔	✔	✔	✔	✔	✔	✔
Financial or Capital Markets	✔		✔	✔	✔			✔	✔	✔	✔	✔
Risk Management	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Technology	✔	✔	✔		✔	✔	✔				✔	✔
Safety		✔	✔	✔	✔		✔	✔	✔			✔
Environmental, Sustainability, Corporate Responsibility and Ethics	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Non-Profit Board / Community Service	✔		✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
CEO (Current or Prior)	✔			✔	✔		✔	✔	✔	✔		✔
Strategic Planning	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financial Literacy and Expertise	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Talent Management (Executive Compensation and Benefits, and Talent Development)	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔

✔	Industry Experience (58%) *
✔	Other Operations / Customer Service (100%)
✔	Government and Regulatory (100%)
✔	Public Company Board (92%)
✔	Financial or Capital Markets (75%)
✔	Risk Management (100%)
✔	Technology (67%)
✔	Safety (67%)
✔	Environmental, Sustainability, Corporate Responsibility and Ethics (100%)
✔	Non-Profit Board / Community Service (92%)
✔	CEO (Current or Prior) (67%)
✔	Strategic Planning (100%)
✔	Financial Literacy and Expertise (100%)
✔	Talent Management (Executive Compensation and Benefits, and Talent Development) (100%)
* Percentages shown in this table represent the portion of the Board with the indicated skill or experience.
  2022 Proxy Statement | 9

PROPOSAL 1 — ELECTION OF DIRECTORS
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.
PETER A. ALTABEF
Age: 62 Director Since: 2017 Standing Board Committees: ■ Finance Committee (Chair) ■ Nominating and Governance Committee
Executive Experience: Mr. Altabef currently serves as Chair and CEO of Unisys Corporation, a global information technology company, a position he has held since January 2015 (becoming Chair in April 2018). He also served as President from January 2015 through March 2020 and from December 2021 to present. Prior to his current role, he served as president and CEO of MICROS Systems, Inc., a provider of integrated software and hardware solutions to the hospitality and retail industries, from 2013 to 2014, when it was acquired by Oracle Corporation. Before that, he served as president and CEO of Perot Systems Corporation from 2004 to 2009, when it was acquired by Dell Inc. Following that transaction, Mr. Altabef served as president of Dell Services, the information technology services and business process solutions unit of Dell Inc., until his departure in 2011.

Outside Board and Other Experience: Mr. Altabef is Chair of the board of directors of Unisys Corporation. He is also a member of the President’s National Security Telecommunications Advisory Committee (NSTAC), a trustee of the Committee for Economic Development (CED), a member of the advisory board of Merit Energy Company, LLC and of the board of directors of Petrus Trust Company, LTA. He has previously served as a senior advisor to 2M Companies, Inc., in 2012, and as a director of MICROS Systems, Perot Systems Corporation and Belo Corporation. He is also active in community service activities, having served on the boards and committees of several cultural, medical, educational and charitable organizations and events.

Skills and Qualifications: Mr. Altabef has experience leading large organizations as CEO and a strong background in strategic planning, financial reporting, risk management, business operations and corporate governance. He also has more than 25 years of senior leadership experience at some of the world’s leading information technology companies. As a result, he has a deep understanding of the cybersecurity issues facing businesses today. His overall leadership experience and his cybersecurity background provide the Board with valuable perspective and insight into significant issues that we face.

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PROPOSAL 1 — ELECTION OF DIRECTORS
SONDRA L. BARBOUR
Age: 59 Director Since: 2022 Standing Board Committees: ■ Audit Committee ■ Finance Committee
Executive Experience: Ms. Barbour retired as Executive Vice President, Information Systems and Global Solutions, of Lockheed Martin Corporation (“Lockheed Martin”) in 2016 and served in a transition role at Leidos Holdings until her retirement in 2017. Ms. Barbour joined Lockheed Martin in 1986 and served in various leadership capacities and has extensive technology experience, notably in the design and development of large-scale information systems. From 2008 to 2013 Ms. Barbour served as Senior Vice President, Enterprise Business Services and Chief Information Officer, heading all of Lockheed Martin's internal information technology operations, including protecting the company's infrastructure and information from cyber threats. Prior to that role Ms. Barbour served as Vice President, Corporate Shared Services and Vice President, Corporate Internal Audit providing oversight of supply chain activities, internal controls, and risk management.

Outside Board and Other Experience: Ms. Barbour serves as a director of AGCO Corporation, where she chairs the Audit Committee, and was previously a director for 3M Company.

Skills and Qualifications: Ms. Barbour’s significant experience with information technology systems and cyber security is valuable in helping steer our development of technology and management of cyber risks. Ms. Barbour brings 30 years of leadership experience at Lockheed Martin, where she oversaw complex information technology systems of a 110,000+ employee business. She brings significant risk management knowledge related to technology and supply chain oversight, which are of key importance to our success. Ms. Barbour also enhances the Board’s public company experience in the areas of internal controls, accounting, audit, risk management and cybersecurity.

THEODORE H. BUNTING, JR.
Age: 63 Director Since: 2018 Standing Board Committees: ■ Audit Committee (Chair) ■ Nominating and Governance Committee
Executive Experience: Mr. Bunting most recently served as group president, utility operations, at Entergy Corporation (“Entergy”), an integrated energy company, from 2012 until his retirement in 2017. Before that, he was senior vice president and chief accounting officer at Entergy from 2007 to 2012, and chief financial officer (“CFO”) of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983.

Outside Board and Other Experience: Mr. Bunting has been a director of Unum Group since 2013 and is currently chair of its regulatory compliance committee and a member of its human capital committee. Mr. Bunting has been a director of the Hanover Group since 2020 and is a member of the Audit Committee. Mr. Bunting has been a director at IEA since 2021 and is a member of the Nominating and Governance and Compensation Committees. He previously served as a director of Imation Corp., a global data storage and information security company. He also serves on the board of Foundation for the Mid South and previously served on the board of Hendrix College.

Skills and Qualifications: Mr. Bunting's utility industry knowledge, including his experience in customer service, safety and regulatory relations, are valuable to us as we continue to execute on our robust long-term utility infrastructure investment plans. He also brings additional public company experience in the areas of strategic finance, accounting, auditing, and capital and risk management to the Board. He is a certified public accountant.

  2022 Proxy Statement | 11

PROPOSAL 1 — ELECTION OF DIRECTORS
ERIC L. BUTLER
Age: 61 Director Since: 2017 Standing Board Committees: ■ Compensation and Human Capital Committee (Chair) ■ Nominating and Governance Committee
Executive Experience: Mr. Butler currently is President and CEO of Aswani-Butler Investment Associates, a private equity investment firm. Previously he served in a number of executive leadership roles at Union Pacific Corporation (“Union Pacific”), a transportation company located in Omaha, Nebraska, until his retirement in February 2018. He began his career at Union Pacific in 1985 and held leadership roles in financial planning and analysis and in marketing, sales and commercial, including as Executive Vice President and Chief Marketing Officer from March 2012 to December 2016. He also held leadership roles in supply, procurement and purchasing, including as Vice President and General Manager – Industrial Products from April 2005 to March 2012. He was Senior Vice President of Union Pacific from December 2017, Executive Vice President and Chief Administrative Officer from December 2016 through November 2017, and Corporate Secretary from February 2017 through November 2017.

Outside Board and Other Experience: Mr. Butler was appointed to the Federal Reserve Bank of Kansas City’s Omaha Branch Board in 2015 and, in 2018, was elected chair. His term on the Federal Reserve board ended in December 2020. He currently serves on the board of the Omaha Airport Authority, which he joined in 2007.

Skills and Qualifications: Mr. Butler developed and led strategic and financial planning, marketing, sales, commercial, and supply, procurement and purchasing for one of the largest transportation companies in the world, Union Pacific. He most recently led the corporate governance, human resources, labor relations and administration functions at Union Pacific. His knowledge of the railroad transportation industry and the challenges in maintaining top-tier safety, customer service and risk management standards while providing an important part of the nation’s infrastructure provides him with unique skills and insights that are valuable to the Board. In addition, he has experience in the purchase of fuel and energy materials and equipment. As a result, Mr. Butler has an understanding of the aging infrastructure, safety, organizational and regulatory issues facing utilities today and provides a fresh viewpoint from an industry that is similarly positioned. His overall leadership experience and his regulated public company background provides the Board with another perspective on significant issues that we face.

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PROPOSAL 1 — ELECTION OF DIRECTORS
ARISTIDES S. CANDRIS
Age: 70 Director Since: 2012 Standing Board Committees: ■ Environmental, Safety and Sustainability Committee (Chair) ■ Nominating and Governance Committee
Executive Experience: Dr. Candris was President and CEO of Westinghouse Electric Company (“Westinghouse”), Pittsburgh, Pennsylvania, a nuclear engineering company, which was a unit of Tokyo-based Toshiba Corp., from July 2008 until his retirement in March 2012. During his 36 years of service at Westinghouse, Dr. Candris served in various positions, including as Senior Vice President, Nuclear Fuel, from September 2006 to July 2008, and continued to serve on the board of Westinghouse until October 2012.

Outside Board and Other Experience: Dr. Candris served on the advisory board of Atomos Nuclear and Space Corporation from 2018 until 2020. He is also a member of the advisory boards of the Carnegie Institute of Technology and the Wilton E. Scott Institute for Energy Innovation at Carnegie Mellon University. He also serves on the boards of trustees of Transylvania University and the Hellenic-American University and the board of directors of The Hellenic Initiative. He previously served on the boards of Westinghouse and Kurion Inc.

Skills and Qualifications: Dr. Candris is a nuclear scientist and engineer and has significant experience leading a global nuclear power company. His knowledge of the electric industry gives him significant insight to the issues impacting the electric utility industry. His experience managing highly technical engineering operations, and particularly his extensive experience and expertise in risk assessment and safety management systems, as well as process optimization methodologies (such as Lean/Six Sigma), are of great value as we build and maintain facilities to address increasing environmental regulations and make long-term strategic decisions on electric power generation and gas and electric delivery. His technical and management skills are helpful as we continue to build and modernize both our transmission and distribution systems. Dr. Candris has great insight from his experience developing customer focused programs and attaining excellence in business processes and behaviors, which will assist us to better meet the increasing expectations of customers and regulators.

  2022 Proxy Statement | 13

PROPOSAL 1 — ELECTION OF DIRECTORS
DEBORAH A. HENRETTA
Age: 61 Director Since: 2015 Standing Board Committees: ■ Audit Committee ■ Compensation and Human Capital Committee
Executive Experience: Ms. Henretta currently is a partner at Council Advisors company, where she serves as Senior Advisor spearheading digital transformation practice for SSA & Company, and is a senior advisor for G100 Companies, a C-suite learning and development company. She retired from Procter & Gamble Co. (“P&G”) in 2015, where she served as Group President of Global e-Business. Prior to her appointment as Group President of Global e-Business in January 2015, she held various senior positions throughout several P&G sectors, including as Group President of Global Beauty from 2012 to 2015 and as Group President of P&G Asia from 2007 to 2012. Prior to her appointment as Group President of P&G Asia, she was President Asia from 2005 to 2007 and President of Global Baby, Toddler and Adult Care from 2004 to 2005. She joined P&G in 1985.

Outside Board and Other Experience: Ms. Henretta has been a director at American Eagle Outfitters, Inc. since 2019, a director at Meritage Homes since 2017 and a director at Corning Incorporated since 2013. Ms. Henretta served as a director of Staples, Inc. from June 2016 until September 2017 and served on its compensation committee. Additionally, she serves on the board of trustees for St. Bonaventure and Syracuse Universities.

Skills and Qualifications: Ms. Henretta has over 30 years of business leadership experience with P&G in a multi-jurisdictional regulatory and competitive business environment. She has experience across many markets, including P&L responsibility for multi-billion-dollar businesses at P&G and responsibility for strategic planning, sales, marketing, e-business, government relations and customer service. Ms. Henretta led a dynamic business segment and is, therefore, keenly aware of the delicate balance of keeping pace with customer expectations in a changing environment, as well as maximizing the benefits that inclusion and diversity can provide. Because of this experience, Ms. Henretta brings valuable insights to the Board and strategic leadership to us as we operate in multiple regulatory environments and develop products and customer service programs to meet our customer commitments. In her previous partner role at G100 Companies where she continues as an senior advisor, she assisted in establishing a Board Excellence Program, which provides board director education.

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PROPOSAL 1 — ELECTION OF DIRECTORS
DEBORAH A. P. HERSMAN
Age: 52 Director Since: 2019 Standing Board Committees: ■ Environmental, Safety and Sustainability Committee ■ Finance Committee
Executive Experience: Ms. Hersman served as Chief Safety Officer and consultant at Waymo LLC, the self-driving car technology subsidiary of Alphabet Inc., from January 2019 to December 2020. In this role, she was responsible for systems safety, field safety and safety management systems across the company’s extensive testing and development programs. From 2014 to 2019, she served as president and CEO of the National Safety Council, a nonprofit organization focused on eliminating preventable deaths at work, in homes and communities, and on the road through leadership, research, education and advocacy.

Outside Board and Other Experience: From 2004 to 2014, Ms. Hersman served as a board member and then as chair at the National Transportation Safety Board (the “NTSB”). Previously, she served in a professional staff role for the U.S. Senate Commerce, Science and Transportation Committee, where she played key roles in crafting the Pipeline Safety Improvement Act of 2002 and legislation establishing a new modal administration focused on bus and truck safety. In 2021 she served on the Board of Velodyne (VLDR), a technology company that provides lidar solutions for autonomous vehicles, driver assistance, robotics, mapping and infrastructure applications.

Skills and Qualifications: Ms. Hersman is a seasoned safety executive, having previously served as the CEO of the National Safety Council and as the chair and chief executive at the NTSB. She has a successful track record running complex safety-focused organizations with numerous stakeholders. A widely respected safety leader driven by mission and a passion for preserving human life, Ms. Hersman also has expertise in the details of navigating crises and strong experience with safety policy legislation and advocacy. Ms. Hersman's extensive safety experience is of great value to the Board as we continue to implement our safety management system and meet our safety commitments to our customers and stakeholders.

MICHAEL E. JESANIS
Age: 65 Director Since: 2008 Standing Board Committees: ■ Compensation and Human Capital Committee ■ Environmental, Safety & Sustainability Committee
Executive Experience: Mr. Jesanis co-founded and was from 2013 to 2021 Managing Director of HotZero, LLC, a firm formed to develop hot water district energy systems in New England. Mr. Jesanis has served as an advisor to several startups in energy-related fields. From July 2004 through December 2006, Mr. Jesanis was President and CEO of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that position, Mr. Jesanis was COO and CFO of National Grid USA from January 2001 to July 2004 and CFO of its predecessor utility holding company from 1998 to 2000.

Outside Board and Other Experience: Mr. Jesanis is a board member of El Paso Electric Company. He previously served as a director for several electric and energy companies, including Ameresco, Inc. Mr. Jesanis is the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university.

Skills and Qualifications: By virtue of his former positions as President and CEO, COO and, prior thereto CFO, of a major electric and gas utility holding company as well as his role with an energy efficiency consulting firm, Mr. Jesanis has extensive experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has expertise with board governance issues.

  2022 Proxy Statement | 15

PROPOSAL 1 — ELECTION OF DIRECTORS
WILLIAM D. JOHNSON
Age: 68 Director Since: 2022 Standing Board Committees: ■ Compensation and Human Capital Committee ■ Environmental, Safety & Sustainability Committee
Executive Experience: Mr. Johnson most recently served as President and Chief Executive Officer of Pacific Gas & Electric Corporation, a utility company, from May 2019 through June 2020. Mr. Johnson also served as President and Chief Executive Officer of Tennessee Valley Authority, an electric utility company, from January 2013 to May 2019. Prior to joining Tennessee Valley Authority, Mr. Johnson held the positions of Chairman, President and CEO of Progress Energy, Inc. (“Progress”) from October 2007 to July 2012, and previously to that as President and Chief Operating Officer from 2005 to 2007. His career at Progress included leadership roles of increasing responsibility including as President, Energy Delivery from 2004 to 2005, President and Chief Executive Officer from 2002 to 2003, and Executive Vice President and General Counsel from 2000 to 2002 of Progress Energy Service Company. Mr. Johnson’s career began in 1992 at Carolina Power & Light Company (predecessor to Progress) where he held increasing senior management roles of Associate General Counsel and Manager, Legal Department; Vice President, Senior Counsel and Corporate Secretary and Senior Vice President and Corporate Secretary.

Outside Board and Other Experience: Mr. Johnson has been a director of TC Energy Corp. since June 2021, where he currently serves on the Audit Committee and Human Resources Committee. Mr. Johnson has also served on the boards of the following utility industry groups or associations: Edison Electric Institute as Vice Chair, Nuclear Energy Institute as Chair, Institute of Nuclear Power Operations, World Association of Nuclear Operators as Governor and Nuclear Electric Insurance Limited.

Skills and Qualifications: Mr. Johnson brings three decades of industry and leadership expertise to the Board. Mr. Johnson’s multiple tenures as CEO and vast experience with industry groups related to gas, electric, nuclear and other utilities provide him with extensive leadership skills in the utilities industry and a deep understanding of regulated industry operations. Mr. Johnson guided Pacific Gas & Electric Corporation through its emergence from bankruptcy and served as CEO of Progress during its merger with Duke Energy Corp., through which he gained significant experience in complex corporate restructuring, transactions, and strategy. His experience has also informed an understanding of safety and risk oversight in the utilities industry that the Board values. This extensive experience and depth of knowledge gives Mr. Johnson a strong perspective on strategic operations within the industry and makes Mr. Johnson a valuable asset to the Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS
KEVIN T. KABAT
Age: 65 Director Since: 2015 Chair of the Board Standing Board Committees: ■ Nominating and Governance Committee (Chair)
Executive Experience: From April 2007 to November 2015, Mr. Kabat was CEO of Fifth Third Bancorp, a bank holding company. He continued to serve as Vice Chair of the board of directors of Fifth Third Bancorp until his retirement in April 2016. Before becoming CEO, he served as Fifth Third Bancorp’s President from June 2006 to September 2012 and as Executive Vice President from December 2003 to June 2006. Additionally, he was previously President and CEO of Fifth Third Bank (Michigan). Prior to that position, he was Vice Chair and President of Old Kent Bank, which was acquired by Fifth Third Bancorp in 2001.

Outside Board and Other Experience: Mr. Kabat has been a director of Unum Group since 2008 and is currently chair of the board and chair of its governance committee. He was also previously the lead independent director of E*TRADE Financial Corporation. He has also held leadership positions on the boards and committees of local business, educational, cultural and charitable organizations and campaigns.

Skills and Qualifications: Mr. Kabat has significant leadership experience as a CEO in a regulated industry at a public company. As a result, he has a deep understanding of operating in a regulatory environment and balancing the interests of many stakeholders. His extensive experience in strategic planning, risk management, financial reporting, internal controls and capital markets makes him an asset to the Board, as he is able to provide unique strategic insight, financial expertise and risk management skills. In addition, he has broad corporate governance skills and perspective gained from his service in leadership positions on the boards of other publicly traded companies.

CASSANDRA S. LEE
Age: 53 Director Since: 2022 Standing Board Committees: ■ Audit Committee ■ Finance Committee
Executive Experience: Ms. Lee is an experienced financial and operational leader with extensive knowledge of the telecommunication industry, currently serving as Chief Audit Executive for AT&T Inc. Ms. Lee joined AT&T in 1993 and has served in various leadership capacities, including Senior Vice President and Chief Financial Officer, Network, Technology and Capital Management.

Outside Board and Other Experience: Ms. Lee currently serves on the Board of Directors of Andretti Acquisition Corp., a special purpose acquisition company, where she chairs the Audit Committee. Ms. Lee serves on the Board of Directors for the Girl Scouts of Northeast Texas and leads the Finance Committee.

Skills and Qualifications: In nearly three decades with AT&T, Ms. Lee has acquired a wealth of expertise in various areas including retail operations, distribution strategy, global supply chain, mergers, acquisitions, and integration, capital management, network and other capacity planning, and shared services operations. Her vast and multifaceted experience in the telecommunication industry will translate well in her service on the Board. Ms. Lee also has significant public company financial oversight and leadership experience that will strengthen the Board’s depth of financial acumen. Ms. Lee is a certified public accountant and veteran of the United States Army.

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PROPOSAL 1 — ELECTION OF DIRECTORS
LLOYD M. YATES
Age: 61 Director Since: 2020 President and CEO since 2022 Standing Board Committees: ■ None
Executive Experience: Mr. Yates has served as President and CEO of NiSource since February 2022. Mr. Yates retired in 2019 from Duke Energy Corporation (“Duke Energy”), where he most recently served as Executive Vice President, Customer and Delivery Operations, and President, Carolinas Region, since 2014. In this role, he was responsible for aligning customer-focused products and services to deliver a personalized end-to-end customer experience to position Duke Energy for long-term growth, as well as for the profit/loss, strategic direction and performance of Duke Energy’s regulated utilities in North Carolina and South Carolina. Previously, he served as Executive Vice President of Regulated Utilities at Duke Energy, overseeing Duke Energy’s utility operations in six states, federal government affairs, and environmental and energy policy at the state and federal levels, as well as Executive Vice President, Customer Operations, where he led the transmission, distribution, customer services, gas operations and grid modernization functions for millions of utility customers. He held various senior leadership roles at Progress Energy, Inc., prior to its merger with Duke Energy, from 2000 to 2012.

Outside Board and Other Experience: Mr. Yates currently serves on the board of directors of Marsh & McLennan Companies. He previously served on the board of directors of American Water Works Company Inc. until 2022 and Sonoco Products Company until 2022.

Skills and Qualifications: Mr. Yates brings significant energy and regulated utility experience to our Board. He has approximately 40 years of experience in the energy industry, including in the areas of profit/loss management, customer service, nuclear and fossil generation and energy delivery. At Duke Energy, he used his operational experience to improve safety, reliability and the overall customer experience for millions of customers. He has expertise overseeing regulated utility operations, working with state regulators, and managing consumer and community affairs. He also has experience managing gas and grid modernization functions, which is valuable to our Board as we execute our business strategies. In addition, his experience as a director for other prominent public companies benefits our Board by bringing additional perspective to a variety of important areas of governance and strategic planning.

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Director Independence
Under our Corporate Governance Guidelines, a majority of the Board must be comprised of “independent directors.” In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02 of the NYSE Listed Company Manual. A copy of our Corporate Governance Guidelines is posted on our website at https://www.nisource.com/investors/governance.
In considering Mr. Johnson’s independence, the Board considered the ordinary course and arms-length business relationship between subsidiaries of the Company and TC Energy Corp., where Mr. Johnson serves as a member of the board of directors. The Board has affirmatively determined that, with the exception of Mr. Yates, all of the members of the Board and all nominees are “independent directors” as defined in Section 303A.02 of the NYSE Listed Company Manual and our Corporate Governance Guidelines.
Policies and Procedures with Respect to Transactions with Related Persons
We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons.
Under its charter, the Nominating and Governance Committee reviews reports and disclosures of insider and related person transactions. Under our Code of Business Conduct, the following situations may present a conflict of interest and must be reviewed by the Nominating and Governance Committee to determine if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members) or otherwise present a conflict of interest:
■
owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

■
selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

■	consulting for or being employed by a competitor of the Company; and
■	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member employed by the Company.
Related person transactions are annually reviewed and, if appropriate, ratified by the Nominating and Governance Committee. Directors, individuals subject to Section 16 (“Section 16 Officer(s)”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relate to them with the Nominating and Governance Committee so that they may be reviewed in a prompt manner.
There were no transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2021, of the type or amount required to be disclosed under the applicable Securities and Exchange Commission (“SEC”) rules.
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CORPORATE GOVERNANCE
Communications with the Board and Non-Management Directors
Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:
■	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group, or the Chair of the Board, by writing to the following address:
NiSource Inc.
Attention: Board of Directors, or any Board member, or non-management directors, or Chair of the Board
c/o Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410
■
The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting our Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Attention: Director, Corporate Ethics
801 East 86th Avenue
Merrillville, Indiana 46410
Stockholder Engagement
We are committed to engaging with our stockholders and soliciting their views and input on important governance, environmental, social, executive compensation and other matters. Our Nominating and Governance Committee is responsible for overseeing the stockholder engagement process and the periodic review and assessment of stockholder input on governance matters. In 2021, management initiated stockholder conversations on a variety of corporate governance topics, including Board composition, the Board’s annual evaluation process, executive compensation and other matters. The information obtained from stockholders was shared with our Nominating and Governance Committee and used to enhance our disclosures. We intend to continue stockholder engagement on governance each year outside of the proxy season. Our independent directors are available to engage in dialogue with stockholders on matters of significance to understand stockholders’ views. In addition, management regularly participates in investor and industry conferences throughout the year to discuss performance and share its perspective on the Company and industry developments.
Code of Business Conduct
We have a Code of Business Conduct to promote: (i) ethical behavior, including the ethical handling of conflicts of interest; (ii) full, fair, accurate, timely and understandable financial disclosure; (iii) compliance with applicable laws, rules and regulations; (iv) accountability for adherence to our code; and (v) prompt internal reporting of violations of our code. Our Code of Business Conduct satisfies applicable SEC and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller), as well as to our employees of and our affiliates. A copy of our Code of Business Conduct is available on our website at https://www.nisource.com/investors/governance and also is available to any stockholder upon written request to our Corporate Secretary at the address noted above under the heading “Communications with the Board and Non-Management Directors.”
Any waiver of our Code of Business Conduct for any director, executive officer or Section 16 officer may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. No such waivers have been granted.
To instill and reinforce our values and culture, we require our employees to participate in regular training on rotating ethics and compliance topics each year, including, among others, raising concerns, treating others with respect, preventing
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CORPORATE GOVERNANCE
discrimination in the workplace, anti-bribery and corruption, data protection, unconscious biases, harassment, conflicts of interest, and the anonymous ethics and compliance hotline. All employees receive training on our Code of Business Conduct biannually or more frequently if there is a material change in content. Our business ethics program, including the employee training program, is reviewed annually by our executive leadership team and the Audit Committee of the Board.
Corporate Governance Guidelines
The Nominating and Governance Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and submitting any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to our Corporate Secretary.
Board Leadership Structure
Our Corporate Governance Guidelines state that we should remain free to configure leadership of the Board in the way that best serves our interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chair and CEO. If the Chair is not an independent director, an independent Lead Director will be chosen annually by the Board, taking into account the recommendation of the Nominating and Governance Committee. The Chair or, if the Chair is not an independent director, the Lead Director will be the presiding director of executive sessions of the Board. To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its committees.
Since late 2006, the offices of Chair and CEO of the Company have been held by different individuals, with the Chair being an independent director.
The duties of the Chair of the Board are as follows:
■	providing leadership to the Board and management, and monitoring the discharge of their duties;
■	presiding at meetings of stockholders and the Board, including executive sessions of the Board and meetings of the independent directors;
■	serving as a liaison between the independent directors and management;
■	in consultation with the CEO, setting agendas for the meetings of the Board, and developing annual Board meeting schedules for approval by the Board;
■	ensuring proper flow of information to the Board;
■	having the authority to call special meetings of the Board and independent directors;
■	being available for consultation and direct communication with stockholders and other key stakeholders, as appropriate; and
■	having such other responsibilities and performing such duties as may from time to time be assigned to him or her by the Board.
The Board periodically reviews the structure and the division of responsibilities between the role of independent Chair and CEO. The structure and division of responsibilities is intended to maintain the integrity of the oversight function of the Board by providing a separate framework of responsibilities for the independent Chair as set forth above.
Board Oversight of Risk
The Board takes an active role in monitoring and assessing our strategic, compliance, operational and financial risks, as well as cybersecurity risks. The Board has oversight over risks related to Environmental, Social and Governance (“ESG”) strategy and governance, including assuring that ESG risks and opportunities are directly tied to our business strategy and understanding how we are measuring progress toward goals as part of our ESG strategy. The Board administers its oversight function through utilization of its various committees.
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CORPORATE GOVERNANCE
Our Risk Management Committee, which consists of members of our senior management, is responsible for oversight of our risk management process. Senior management regularly provides reports on our risks to the Board, the Audit Committee and the Board committees that oversee the applicable risks. Additionally, the Audit Committee discusses with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives on our financial statements and is responsible for review and evaluation of our major risk exposures, including cybersecurity and supplier risks, and the steps management has taken to monitor and control such exposures.
The Compensation and Human Capital Committee, the Environmental, Safety and Sustainability (“ESS”) Committee, the Finance Committee and the Nominating and Governance Committee are each charged with overseeing the risks associated with their respective areas of responsibility. For example, the Compensation and Human Capital Committee oversees risks related to executive compensation and human capital management matters, including incentive compensation, succession planning, diversity, employee engagement, culture and talent management. The ESS Committee oversees risks related to the environment, safety and sustainability, and assists the Board with oversight of risks and reporting related to climate change and GHG emissions. The Finance Committee oversees risks related to capital management and allocation and investor relations. The Nominating and Governance Committee oversees risks related to public company governance, CEO succession planning, political spending and stockholder engagement. For more information regarding the oversight responsibilities of the Board Committees, see the descriptions of the Committees below.
Succession Planning
Our management team performs succession planning quarterly for officer-level and critical roles to ensure that we develop and sustain a strong bench of talent capable of performing at the highest levels. Not only is talent identified, but potential paths of development are discussed to ensure that employees have an opportunity to build their skills and are well-prepared for future roles. We maintain formal succession plans for our Chief Executive Officer (“CEO”) and key executive officers. The succession plan for our CEO is reviewed by the Nominating and Governance Committee and the succession plans for executive officers (other than the CEO) and critical roles are reviewed by the Compensation and Human Capital Committee annually or more frequently as needed.
Meetings and Committees of the Board
The Board met 10 times during 2021. Each incumbent director attended at least 87% of the total number of meetings of the Board and of the committees of the Board on which he or she served, and in each case, during the periods that he or she served. Pursuant to our Corporate Governance Guidelines, directors are expected to attend all Board meetings, to spend the time needed to discharge their responsibilities as directors, and to attend the annual meeting of stockholders. All then-serving directors attended the 2021 annual meeting of stockholders.
Pursuant to our Corporate Governance Guidelines, the Board expects that our senior officers will regularly attend Board and Committee meetings, present proposals and otherwise assist in the work of the Board. Members of the Board have direct access to all of our employees, outside advisors and independent registered public accounting firm.
The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee, the Compensation and Human Capital Committee, the ESS Committee, the Finance Committee and the Nominating and Governance Committee. The Board also established a Chief Executive Officer (CEO) Search Committee, an ad hoc committee to assist the Nominating and Governance Committee and the Board in identifying qualified CEO candidates. The Board generally evaluates the structure and membership of its committees on an annual basis, appoints the independent members of the Board to serve on the committees and elects committee chairs following the annual meeting of stockholders. The following table shows the composition of each standing Board committee as of the date of this Proxy Statement. Mr. Yates does not serve on any committee but is invited to attend various committee meetings. Mr. Kabat, Chair of the Board, is invited to attend all meetings of each of the committees.
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CORPORATE GOVERNANCE
Board Committee Composition
Director	Audit	Compensation and Human Capital	ESS	Finance	Nominating and Governance
Peter A. Altabef				✔*	✔
Sondra L. Barbour(1)	✔			✔
Theodore H. Bunting, Jr.(2)	✔*				✔
Eric L. Butler		✔*			✔
Aristides S. Candris			✔*		✔
Deborah A. Henretta	✔	✔
Deborah A. P. Hersman			✔	✔
Michael E. Jesanis		✔	✔
William D. Johnson(1)		✔	✔
Kevin T. Kabat(3)					✔*
Cassandra S. Lee(1)	✔			✔
Lloyd M. Yates
*	Committee Chair
(1)	Mss. Barbour and Lee and Mr. Johnson joined the committees listed effective March 15, 2022.
(2)	Audit Committee Financial Expert, as defined by SEC rules.
(3)	Independent Chair of the Board.
The summaries below are qualified by reference to the entire charter for each of the Audit, Compensation and Human Capital, ESS, Finance, and Nominating and Governance Committees; each of which can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to our Corporate Secretary. Additionally, any committee may perform other duties and responsibilities, consistent with their respective charters, our Amended and Restated Bylaws (our “Bylaws”), governing law, the rules of the NYSE, the federal securities laws and such other requirements applicable to us, delegated to any committee by the Board, or in the case of the Compensation Committee, under any provision of any of our benefit or compensation plans.
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CORPORATE GOVERNANCE
Audit Committee
The Audit Committee met nine times in 2021. Our Audit Committee is responsible for the oversight of our internal audit function and financial reporting process. The Audit Committee has the sole authority to appoint, retain or replace our independent registered public accounting firm and is responsible for, among other things:
■	reviewing our independent registered public accounting firm’s qualifications and independence and compensating our independent registered public accounting firm;
■	overseeing the performance of our internal audit function and our independent registered public accounting firm;
■	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements before earnings announcements;
■	reviewing and discussing with management our annual and quarterly earnings press releases;
■
reviewing and discussing with management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations, adequacy of internal controls, and any critical judgments or accounting estimates made in connection with the preparation of financial statements;

■
reviewing and evaluating our major risk exposures, including cybersecurity and supplier risks, and the steps management has taken to monitor and control such exposures, including discussion of our risk assessment and risk management policies; and

■	overseeing our compliance with legal and regulatory requirements.
The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules, including the additional independence standard for audit committee members, and under our Corporate Governance Guidelines.
For more information regarding the Audit Committee, see “Audit Committee Report,” “Proposal 3 — Ratification of Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm Fees” below.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee met four times in 2021. In October 2021, the Board renamed the Compensation Committee the “Compensation and Human Capital Committee” and clarified the Committee’s responsibilities in its Charter to include reviewing our human capital management function and programs, including related procedures, programs, policies and practices, and to make recommendations to management with respect to equal employment opportunity and diversity, equity and inclusion initiatives; employee engagement and corporate culture; and talent management. The Compensation and Human Capital Committee also apprises the Board with respect to the evaluation, compensation and benefits of our executives. Its responsibilities include, among others:
■	evaluating the performance of our CEO and other executive officers in light of our goals and objectives;
■	reviewing and approving the corporate goals and objectives relevant to CEO and executive officer compensation;
■	making recommendations to the independent Board members regarding CEO compensation and approving compensation of the other executive officers;
■	reviewing and approving periodically a general compensation policy for our other officers and officers of our principal subsidiaries;
■	approving, or if appropriate, making recommendations to the Board with respect to incentive compensation plans and equity-based plans;
■	reviewing our officer candidates for election by the Board;
■	reviewing and evaluating the executive officers’ development and succession plan (other than our CEO’s succession plan, which is reviewed by the Nominating and Governance Committee);
■	evaluating the risks associated with our compensation policies and practices and the steps management has taken to monitor and control such risks; and
■	overseeing equal employment opportunity and diversity, equity and inclusion initiatives; employee engagement and corporate culture; and talent management.
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CORPORATE GOVERNANCE
All of the directors serving on the Compensation and Human Capital Committee are: (i) independent as defined under the applicable NYSE and SEC rules and under our Corporate Governance Guidelines and the additional NYSE independence standard for members of compensation committees and (ii) “non-employee directors” as defined under Rule 16b-3 of the Exchange Act. For additional information regarding the Compensation Committee's principles, policies and practices, please see the discussion under “Compensation Discussion and Analysis (CD&A)”.
Environmental, Safety and Sustainability Committee
The ESS Committee met five times during 2021. The ESS Committee assists the Board in overseeing the programs, performance and risks relative to environmental, safety and sustainability matters. Its responsibilities include, among others:
■	evaluating our environmental and sustainability policies, practices and performance;
■	evaluating our safety policies, practices and performance relating to our employees, contractors and the general public;
■	reviewing and assessing stockholder proposals related to the environment, safety and sustainability;
■	reviewing and evaluating our programs, policies, practices and performance with respect to health and safety compliance auditing; and
■	assessing major legislation, regulation and other external influences that pertain to the ESS Committee’s responsibilities and assessing the impact on us.
Finance Committee
The Finance Committee met five times during 2021. Its responsibilities include the following, among others:
■	reviewing and evaluating our financial plans, capital structure, equity and debt levels, dividend policy and financial policies;
■	reviewing our corporate insurance programs;
■	reviewing our investment strategy and investments;
■	reviewing and evaluating our financial, tax, third party credit and commodity risks and the steps management has taken to monitor and control such risks;
■	reviewing our annual earnings guidance and capital budgets and recommending approval to the Board; and
■	reviewing our hedging policies and exempt swap transactions.
Nominating and Governance Committee
The Nominating and Governance Committee met seven times in 2021. Its responsibilities include, among others:
■	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;
■	recommending to the Board director nominees for election at the next annual meeting of the stockholders;
■	developing and recommending to the Board the Corporate Governance Guidelines;
■	consulting with management to determine the appropriate response to stockholder proposals submitted pursuant to SEC rules;
■	reviewing and evaluating risks to our reputation and the steps management has taken to monitor and control such risks;
■	reviewing and evaluating our CEO succession plan and working with the Board to evaluate potential successors to our CEO;
■	reviewing and overseeing, at least annually, corporate and business unit political spending;
■	evaluating any resignation tendered by a director and making recommendations to the Board about whether to accept such resignation; and
■	overseeing the evaluation of the performance of the Board and its committees.
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CORPORATE GOVERNANCE
The Nominating and Governance Committee, with the assistance of the independent compensation consultant, annually reviews the amount and composition of non-employee director compensation. Please see the discussion under the heading “2021 Director Compensation” for a description of the compensation we provide to our non-employee directors. The Nominating and Governance Committee also leads the processes set forth below.
Director Selection Process. The Nominating and Governance Committee identifies and screens candidates for director and makes its recommendations for director to the Board. At times the Board may establish an ad hoc search committee to assist the Nominating and Governance Committee in this process. Additionally, the Nominating and Governance Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. During 2021, the Board established a search committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. The Nominating and Governance Committee has also engaged the firm of Heidrick & Struggles International, Inc. In considering candidates for director, the Nominating and Governance Committee considers the skills, expertise, experience and qualifications that will best complement the overall mix of skills and expertise of the Board in view of the strategy of, and the risks and opportunities that we face, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service, other board service and other factors. In addition, the Nominating and Governance Committee takes into account the racial, ethnic and gender diversity of the Board and actively seeks minority and female candidates.
The Nominating and Governance Committee seeks to identify and recommend candidates with a reputation for, and record of, integrity and good business judgment who have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; are effective in working in complex collegial settings; are free from conflicts of interest that could interfere with a director’s duties to us and our stockholders; and are willing and able to make the necessary commitment of time and attention required for effective service on the Board, including limiting their service on other boards to a reasonable number. The Nominating and Governance Committee also takes into account the candidate’s level of financial literacy. The Nominating and Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Nominating and Governance Committee also assesses the diversity of the Board as a part of its annual self-assessment process as described in more detail below. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders as it uses to evaluate the candidates identified by the Board.
The Board has determined that all of the members of the Nominating and Governance Committee are independent as defined under the applicable NYSE rules and our Corporate Governance Guidelines.
For information on how to nominate a person for election as a director at the 2023 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2023 Annual Meeting.”
Board Evaluation Process. The Nominating and Governance Committee oversees the self-evaluation process, which is used by the Board and by each committee of the Board to determine effectiveness and identify opportunities for improvement. Annually at its meeting in March, the Nominating and Governance Committee initiates the self-evaluation process and approves the form of written evaluation questionnaires that are distributed to each director for completion. The written evaluation questionnaires are updated each year as necessary to reflect changes identified in the prior year, any committee charter changes and any suggestions from the directors. The questionnaires solicit feedback on Board composition, Board meeting mechanics including information received, core responsibilities, relationship with management, committee functioning and other relevant matters. In addition, on an ongoing basis, the Chair meets with each director individually to solicit feedback with respect to both the full Board and any committee on which the director serves, in addition to individual director performance and Board dynamics. Our Board utilizes the results of these evaluations in making decisions on Board agendas, Board structure, committee responsibilities and agendas, information presented to the Board, and continued service of individual directors on the Board. This information is then shared with the Board, and appropriate actions or changes are then identified.
Retirement Age; No Term Limits. The Board periodically evaluates the performance and qualifications of individual directors in connection with the nomination process, including the appropriate time for retirement of directors. However, no director after having attained the age of 72 years will be nominated for re-election to the Board unless the Board determines that the nomination is in the best interests of the Company. In addition, although the Nominating and
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CORPORATE GOVERNANCE
Governance Committee will consider length of service in recommending candidates for re-election, the Board does not believe that adopting a set term limit for directors serves our interests. Such limits may result in the loss of contributions from directors who have been able to develop, over a period of time, increasing insight into our operations and our strategic direction. The Nominating and Governance Committee reviews these policies as part of its annual governance review and will consider modifications to these policies as deemed necessary and in our best interests and the best interests of our stockholders.
Director Compensation. This section describes compensation for our non-employee directors. To attract and retain highly qualified candidates to serve on the Board, we provide a combination of cash and equity awards. Our non-employee director compensation is reviewed annually by our Nominating and Governance Committee with the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee's independent compensation consultant. A full-time employee who serves as a director does not receive any additional compensation for service on the Board. Mr. Yates became our President and CEO in February 2022. During 2021, Mr. Yates was a non-employee director and received compensation solely for service as a director.
For 2021, each non-employee director received an annual retainer of $255,000, consisting of $105,000 in cash and an award of restricted stock units (“RSUs”) valued at $150,000 at the time of grant. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.
RSUs are awarded annually, and the number of RSUs is determined by dividing the value of the grant by the closing price of our common stock on the grant date. The RSUs granted following the Company’s 2021 and 2020 annual meetings of stockholders were granted under the NiSource Inc. 2020 Omnibus Incentive Plan (“2020 Omnibus Plan”), while RSU awards granted prior to the 2020 annual meeting of stockholders were granted under the NiSource Inc. 2010 Omnibus Incentive Plan (“2010 Omnibus Plan”). Unless the non-employee director elects to defer receipt of his or her RSU awards, the RSUs are payable in shares of our common stock on the earlier to occur of: (a) the last day of the director’s annual term for which the RSUs are awarded; or (b) the date that the director separates from the Board due to a “Change-in-Control” (as defined in the 2020 Omnibus Plan or 2010 Omnibus Plan (the “Omnibus Plan”), as applicable); provided, however, that any director that commences service on the Board after the start of an annual term will vest on the first anniversary of the initial grant. The RSU awards also contain pro-rata vesting provisions for a separation from the Board due to retirement, death or disability. RSUs accrue dividends prior to settlement in shares of our common stock. If a non-employee director elects to defer receipt of his or her RSUs, then such deferred stock units will be paid in shares of our common stock upon the non-employee director's separation from the Board or such other date selected by the non-employee director.
Each non-employee director who serves as chair of a Board committee receives compensation for the additional responsibilities associated with such service. The 2021 committee chair fees were $20,000 for each of the standing committees. The Chair of the Board received additional annual compensation of $160,000 for his role. These fees are paid in cash in arrears in four equal installments and are prorated in the case of partial year service.
All Other Compensation. The compensation included under the column “All Other Compensation” in the 2021 Director Compensation Table below consists of matching contributions made by the NiSource Charitable Foundation.
Director Stock Ownership. The Board maintains stock ownership requirements for directors that are included in our Corporate Governance Guidelines. Within five years of becoming a non-employee director, each non-employee director is required to hold an amount of our stock with a value equal to five times the annual cash retainer paid to directors. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or RSUs, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household. All of the non-employee director nominees are in compliance with the stock ownership guideline or are within the five-year transition period included in the Corporate Governance Guidelines.
Each director has a significant portion of his or her compensation directly aligned with long-term stockholder value. Approximately fifty-nine percent (59%) of a non-employee director’s 2021 annual retainer (valued as of the time of award and excluding committee retainers) consisted of RSUs, which are converted into common stock when vested and distributed to the director.
  2022 Proxy Statement | 27

2021 DIRECTOR COMPENSATION
2021 Director Compensation
The table below sets forth all compensation earned by or paid to our non-employee directors in 2021. Our President and CEO during 2021 did not receive any additional compensation for his service on the Board. Compensation for serving as President and CEO during 2021 is discussed in the Executive Compensation section of this Proxy Statement.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Peter A. Altabef	122,016	150,000	—	272,016
Theodore H. Bunting, Jr.	122,016	150,000	—	272,016
Eric L. Butler	122,016	150,000	10,000	282,016
Aristides S. Candris	122,016	150,000	10,000	282,016
Wayne S. DeVeydt	102,016	150,000(5)	10,000	262,016
Deborah A. Henretta	102,016	150,000	—	252,016
Deborah A. P. Hersman	102,016	150,000	10,000	262,016
Michael E. Jesanis	102,016	150,000	10,000	262,016
Kevin T. Kabat	282,016	150,000	—	432,016
Carolyn Y. Woo	102,016	150,000(5)	20,000	272,016
Lloyd M. Yates	102,016	150,000	—	252,016
(1)	The fees shown include the annual cash retainer and any Board and chair fees paid during the year to each non-employee director.
(2)
The amounts shown reflect the grant date fair value of awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For RSUs, the grant date fair value is the number of shares multiplied by the closing price of our stock on the award date. On May 25, 2021, each non-employee director received an award of RSUs valued at $150,000, which was equal to approximately 5,922 RSUs valued at $25.33 per unit, the closing price of our common stock on that date.

(3)
As of December 31, 2021, the number of equity awards (in the form of RSUs or deferred stock units) that were outstanding for each non-employee director was as follows: Mr. Altabef, 6,025; Mr. Bunting, 21,450; Mr. Butler, 6,025; Dr. Candris, 59,838; Mr. DeVeydt, 30,060; Ms. Henretta, 43,268; Ms. Hersman, 17,318; Mr. Jesanis, 6,025; Mr. Kabat, 6,025; Dr. Woo, 43,284; and Mr. Yates, 13,360.

(4)
The amounts shown reflect matching contributions made by the NiSource Charitable Foundation (the “Foundation”) under the Director Charitable Match Program. The Foundation matches up to $10,000 annually in contributions by any non-employee director to approved tax-exempt charitable organizations. Any amount not utilized for the match in the year it is first available is carried over to the following year.

(5)
Dr. Woo departed from the Board effective January 27, 2022. Mr. DeVeydt departed from the Board effective March 15, 2022. In connection with each director’s departure from the Board, the RSU awards fully vested.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of March 30, 2022, the number of shares of our outstanding common stock beneficially owned by: (i) each of our directors; (ii) each of the Named Executive Officers; (iii) our directors and executive officers as a group; and (iv) beneficial owners of more than 5% of our outstanding common stock (based solely on the Schedule 13G filings and any amendments thereto filed with the SEC on or before March 30, 2022) except as noted below. None of the Named Executive Officers or directors has any outstanding stock options as of that date. The business address of each of our directors and executive officers is our address.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Outstanding
5% Owners
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, MD 21202	27,162,692	6.7%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	47,459,780	12.09%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	53,642,586	13.6%
State Street Corporation(4) State Street Financial Center 1 Lincoln Street Boston, MA 0211	22,223,865	5.66%

Directors and Executive Officers
Peter A. Altabef(5)	30,175	*
Sondra L. Barbour(5)	—	*
Donald E. Brown(6)	105,061	*
Theodore H. Bunting, Jr(5)	16,117	*
Eric L. Butler(5)	41,252	*
Aristides S. Candris(5)	18,697	*
Joseph Hamrock(6)	586,883	*
Deborah A. Henretta(5)	4,541	*
Deborah A. P. Hersman(5)	11,902	*
Michael E. Jesanis(5)	41,409	*
William D. Johnson(5)	—	*
Kevin K. Kabat(5)	40,015	*
Cassandra S. Lee(5)	—	*
Charles E. Shafer(6)	19,383	*
Violet G. Sistovaris(6)	166,437	*
Pablo A. Vegas(6)	69,927	*
Lloyd M. Yates(5)	19,420	*
All directors and executive officers as a group (21 persons)
* Less than 1%
(1)
As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 14, 2022. T. Rowe Price Associates, Inc. reported sole voting power with respect to 11,175,756 shares and sole dispositive power with respect to 27,162,692 shares.

  2022 Proxy Statement | 29

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(2)
As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of The Vanguard Group on February 9, 2022. The Vanguard Group reported shared voting power with respect to 776,631 shares, sole dispositive power with respect to 45,690,870 shares and shared dispositive power with respect to 1,768,910 shares.

(3)
As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of BlackRock, Inc. on March 11, 2022. BlackRock, Inc. reported sole voting power with respect to 47,968,814 shares and sole dispositive power with respect to 53,642,586 shares.

(4)
As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of State Street Corporation on February 11, 2022. State Street Corporation reported shared voting power with respect to 19,782,962 shares and shared dispositive power with respect to 22,222,148 shares.

(5)
Does not include RSUs issued under the Omnibus Plan and the former Non-Employee Director Stock Incentive Plan unless the shares have been distributed or the non-employee director has the right to acquire the shares within 60 days of March 30, 2022.

(6)	Includes shares held in our 401(k) Plan and shares that are distributable within 60 days of March 30, 2022.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Executive Overview
Our Named Executive Officers (NEOs)

Joseph Hamrock
Former President and Chief Executive Officer (CEO)*

* Mr. Hamrock retired from his officer and Board positions effective February 14, 2022. Lloyd M. Yates, a member of our Board, was appointed President and CEO as of such date.
Donald E. Brown Executive Vice President, Chief Financial Officer (CFO) and President, NiSource Corporate Services	Pablo A. Vegas Executive Vice President, Chief Operating Officer (COO) and President, NiSource Utilities	Violet G. Sistovaris Executive Vice President and Chief Experience Officer	Charles E. Shafer Senior Vice President and Chief Safety Officer
2021 Business Developments and Accomplishments
Throughout 2021, our operating companies maintained their commitment to delivering safe and reliable utility service, while continuing to support customers through the ongoing challenges of the COVID-19 pandemic.
In 2021, we advanced our transition to renewable energy generation, drove continued investments in our asset modernization programs, and further drove the implementation and refinement of our safety management system (“SMS”) program across all of our operating companies. 2021 was also a year of continued progress for NiSource Next, our enterprise-wide multi-year initiative designed to enhance efficiencies and reduce overhead costs as we propel our safety and modernization strategies forward.
We also continued to execute on our sustainability and environmental, social and governance (“ESG”) strategies, which along with NiSource Next, are designed to deliver sustained value over the long-term to all our stakeholders, including our customers, communities and employees.
  2022 Proxy Statement | 31

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Highlights from 2021include the following:
■
Financial Results. Our 2021 net income available to common stockholders and non-GAAP net operating earnings per share (“NOEPS”) were favorable compared to 2020, with 2021 NOEPS exceeding the top end of our guidance range. Our 2021 results reflected the strong performance of our ongoing operations, including infrastructure investments and savings resulting from the NiSource Next transformation initiative, which are described below. Non-GAAP NOEPS is a key performance measure in our executive compensation program as set forth on the following pages.

■
Electric Generation. We successfully concluded the 2021 Integrated Resource Plan process with the Indiana Utility Regulatory Commission, which outlined replacement capacity for our coal-fired generation facility in Michigan City, allowing us to eliminate coal-fired generation by 2026-2028. We also retired units 14 and 15 at Schahfer Generating Station, while helping employees transition to new roles. Further, we completed a third wind project, broke ground on two solar projects and received regulatory approval to complete another nine renewable energy projects by the end of 2023.

■
Regulatory Execution and Infrastructure Modernization. We filed base rate cases in five states and completed three cases through the end of 2021 with balanced outcomes supporting all stakeholders. We also invested $1.3 billion in infrastructure modernization to enhance safe, reliable service, including replacement of priority pipe, underground cable and electric poles.

■
Safety. Through our SMS program, we continued to make strides in reducing safety risk enterprise wide. Our safety-related accomplishments in 2021 include substantially completing the installation of automated shut-off valves on our low-pressure gas systems to protect against over-pressurization, expanding deployment of advanced natural gas leak detection technology, completing stage one of a SMS certification by Lloyd's Register with stage two planned for 2022, and expanding field quality assessment resources to strengthen our quality management system and capabilities.

■
NiSource Next. NiSource Next is a comprehensive, multi-year program designed to deliver long-term safety, sustainable capability enhancements and cost optimization improvements. For instance, in 2021, we:

■	Streamlined corporate services processes;
■	Modernized customer service with online self-service options allowing customers to transact through channels they prefer;
■	Equipped employees with mobile technology allowing real-time access to information and digital forms; and
■	Strengthened safety by continuing to develop and support front-line leaders and standardizing field work processes.
■
Sustainability. We continued to make ongoing investments in renewable generation and infrastructure replacement to further our progress toward our environmental and sustainability targets as described above. We strengthened our commitment to 90% reduction in scope 1 greenhouse gas emissions by 2030 (from 2005 base level) by joining the Low-Carbon Resources Initiative and Renewable Natural Gas Coalition. We were also named to the Dow Jones Sustainability Index for the eighth consecutive year and honored as one of America's Most Responsible Companies.

■	Financing. We significantly de-risked our financing strategy and supported our investment grade credit rating through an equity unit issuance in April 2021.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Principal Components of CEO 2021 Compensation
The graphic below shows that a significant portion of our CEO's total target direct compensation was both performance-based and at-risk, which is consistent with our pay for performance philosophy.

CEO Total Target Direct Compensation

15%
18%
54%
13%
Performance-Based Pay 72%
At-Risk Pay 85%
Salary
STI
PSUs
RSUs

CEO Total Target Direct Compensation reflects our CEO’s annual base salary, target STI and target long-term equity awards but excludes the Special PSUs that were granted in January 2021 because such awards do not represent an annual component of our executive compensation program. For more information regarding these awards, see the “Special Retention Awards” section under “Executive Compensation Elements.”
Salary – 15%
■	Fixed level of cash compensation based on performance, expertise, experience and market practice
Short-Term Incentives – 18%
■	100% performance-based earned based on Company’s financial performance (weighted 70%) and safety performance (weighted 30%) over a one-year performance period
■	Performance goals are directly aligned with Company’s annual financial plan and key business imperatives
Restricted Stock Units – 13%
■	At-risk compensation as value fluctuates based on our stock price performance
■	RSUs vest over a three-year period
■	Aligns interests of CEO with stockholders
■	Facilitates retention
Performance Share Units – 54%
■
100% performance-based that is earned over a three-year performance period based on Company financial performance (weighted 50%) and relative total shareholder return (RTSR) (weighted 50%) subject to adjustment based on achievement of key ESG business imperatives

■	Drives and rewards sustained performance
■	Aligns interests of CEO with stockholders
■	Facilitates retention
  2022 Proxy Statement | 33

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Business Performance Affecting 2021 Pay Outcomes
Incentive Payouts. The below table and graphics summarize, by each Compensation and Human Capital Committee approved performance measure, target performance goals, achieved results and percentage of target STI earned in 2021 and 2019 PSUs earned over the 2019-2021 performance period. Prior to the payment of any 2019 PSUs, a threshold NOEPS trigger must be met. NOEPS is a non-GAAP measure described in “Executive Compensation Elements – 2021 Short-Term Incentive (STI) Program.”
2021 STI
The 2021 results for the below performance measures resulted in 119% of target STI earned for our NEOs. For more information, see “Executive Compensation Elements – 2021 Short-Term Incentive (STI) Program.”
Performance Measure	Target Goal	Achieved Results	% of Target STI Earned
FINANCIAL PERFORMANCE (70% weighting)
NOEPS	$1.31 - $1.33	$1.37	140%
SAFETY SCORECARD (30% total weighting)
DART	0.3	0.98	0%
Executive Observations	100%	141%	125%
Process Safety Incidences	0	2	0%
Standard Operating Procedures Development	35	46	160%
Records and Mapping: GIS Service Lines Mapped	93%	93%	100%
Records and Mapping: GIS Drawings Complete	60%	93%	160%
2019 PSUs
The three-year results for 2019-2021 for the below performance measures resulted in approximately 77% of target PSUs earned for our NEOs. For more information, see “Executive Compensation Elements – 2019 PSU Awards.”

(1)
For the three-year period ending December 31, 2021, our adjusted cumulative NOEPS was $4.06, which exceeded the cumulative NOEPS trigger of $3.93 for the 2019-2021 performance period. While the Compensation and Human Capital Committee applied a COVID-19 adjustment of $0.05 to 2020 NOEPS results for long-term incentive (“LTI”) purposes, our adjusted cumulative NOEPS results of $4.06 still fell short of our target of $4.14. Our RTSR performance was in the third quartile resulting in no reduction in the number of PSUs earned. The COVID-19 adjustment and our RTSR performance are described later in this CD&A in the section entitled “2021 Long-Term Incentive (LTI) Program” under “Executive Compensation Elements.”

(2)
Three-year customer value framework goals relate to safety, customer care, cost containment, organizational culture and environmental impact. Three of the five customer value framework goals were met (customer care, cost containment and environmental impact) as described later in this CD&A in the section entitled “2021 Long-Term Incentive (LTI) Program” under “Executive Compensation Elements.”

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Executive Compensation Decision Making
Our Objectives
We believe highly qualified executive talent is an essential driver of the successful achievement of our business objectives. The key design priorities of our 2021 executive compensation program were to:
Provide a competitive total target direct compensation package that enables us to:		Our executive compensation program is designed to:
•	Attract and retain talented executives	•	Align with our strategic plan to build stockholder value and support long-term, sustainable earnings and dividend growth
•	Motivate and reward executives for sustaining high performance	•	Ensure that significant portions of pay opportunity remain at-risk for failure to achieve our business objectives related to financial performance and ESG
•	Reward executives based upon level of responsibility and individual performance	•	Create a strong correlation between pay and performance
The Compensation and Human Capital Committee believes that our executive compensation program is thoughtfully and effectively constructed to fulfill our compensation objectives and reward effective leadership decisions that support the creation of value for all our stakeholders: customers, employees, communities, and stockholders.
Compensation
Each year, the Compensation and Human Capital Committee is responsible for reviewing and approving (or, in the case of our CEO, recommending to the independent members of the Board for approval) each element of total target direct compensation for our executive officers including our NEOs. For 2021 compensation decisions, the Compensation and Human Capital Committee consisted of Messrs. Butler, Jesanis and Yates and Ms. Henretta. With respect to each executive officer and NEO, the Compensation and Human Capital Committee’s determinations and recommendations for 2021 were based primarily on the following factors (“Pay Factors”):
■	Corporate performance and attainment of our established business and financial goals
■	Competitiveness of our compensation program (and each NEO’s total target direct compensation and each element of compensation) based upon competitive market data
■	The executive officer’s/NEO’s position, experience, role, responsibilities, and performance relative to achievement of business goals
■	Internal pay equity
■	Mix of variable at-risk versus fixed pay
■	Mix of cash versus equity pay
In addition, for 2021 compensation decisions, the Compensation and Human Capital Committee considered compensation recommendations from our then-CEO, Mr. Hamrock, reflecting his assessment of each NEO’s performance (other than his own performance). The Compensation and Human Capital Committee separately evaluated Mr. Hamrock’s performance to develop its compensation recommendation for review and approval by the independent members of the Board. Mr. Hamrock was not involved in making recommendations with respect to his compensation.
2021 Say-on-Pay Results
When making decisions about our executive compensation program, the Compensation and Human Capital Committee considers the stockholders’ views of such matters. In 2021, approximately 97% of the votes cast by our investors were voted in favor of our say-on-pay proposal at our 2021 annual meeting of stockholders. In fact, over the last five years. we have received an average of 97% of the votes cast by our investors in favor of our say-on-pay proposal. No changes were made to the design of our executive compensation program in response to the 2021 say-on-pay advisory vote. The Committee did, however, re-design both the 2021 STI and LTI programs, as described in further detail under “2021 Short-Term Incentive (STI) Program” and “2021 Long-Term Incentive (LTI) Program” below under “Executive Compensation Elements.”
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Our Executive Compensation Program
Components of 2021 Executive Compensation Program
The primary components of our 2021 executive compensation program were base salary, the short-term incentive program, and the long-term incentive program. In addition, during 2021, the Compensation and Human Capital Committee granted special PSUs designed to strengthen motivation, increase retention, and reward strong performance resulting from the NiSource Next transformation initiative. For more information regarding these awards, see the “Special Awards” section later in this CD&A under “Executive Compensation Elements.”
2021 Executive Compensation Pay Mix and Total Target Direct Compensation
We set 2021 total target direct compensation (base salary, annual short-term performance-based cash incentives, and long-term equity incentive awards) to be competitive with the compensation paid to similarly positioned executives at companies within our compensation peer group (the “Comparator Group”). We do not, however, manage pay to a stipulated percentile of the Comparator Group practices.
For 2021, the Compensation and Human Capital Committee approved a mix of pay that balanced short-term and long-term incentives and focused the efforts of our NEOs on the achievement of both short-term business objectives and long-term strategic objectives. The majority of our NEOs’ total target direct compensation was in the form of equity awards to further align the interests of our NEOs with those of our stockholders.
The following charts show the mix of 2021 total target direct compensation for our CEO, the average total target direct compensation for other NEOs and the portion that is performance based and/or at-risk. For purposes of these charts, the percentage of total target direct compensation was determined based on the annual base salary and target incentive opportunities applicable to the NEO as of December 31, 2021.

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
The following table shows 2021 total target direct compensation and each component of total target direct compensation for each NEO as of December 31, 2021.
Total Target Direct Compensation (1)
Named Executive Officer	Annualized Base Salary ($)	Annual Incentive Target ($)	PSUs Target ($)	RSUs(1) ($)	Total ($)
Joseph Hamrock	1,030,000	1,236,000	3,840,000	960,000	7,066,000
Donald E. Brown	618,000	463,500	960,000	240,000	2,281,500
Pablo A. Vegas	618,000	494,400	988,000	247,000	2,347,400
Violet G. Sistovaris	515,000	386,250	800,000	200,000	1,901,250
Charles E. Shafer	360,500	216,300	252,000	108,000	936,800
(1)
Excludes the Special Awards that were granted in January 2021 because such awards do not represent an annual component of our executive compensation program. For more information regarding these awards, see the “Special Awards” sections later in this CD&A under “Executive Compensation Elements.”

Executive Compensation Elements
Base Salary
Base salary provides our employees, including the NEOs, with a level of fixed pay that is commensurate with the employee’s role and responsibility. For 2021, the Compensation and Human Capital Committee increased base salary by approximately three percent for Messrs. Brown and Vegas, Ms. Sistovaris and Mr. Shafer. The Committee recommended, and the independent members of the Board, approved a three percent increase of the CEO’s base salary for 2021. In making these decisions and recommendations, the Committee considered each of the Pay Factors discussed above. These base salary adjustments became effective on March 1, 2021.
2021 Short-Term Incentive (STI) Program
2021 STI Objectives. The objectives of our 2021 STI program were to:
■	Motivate our NEOs (and all other participants) to achieve critical financial and safety performance goals, which were directly aligned with Company’s annual financial plan and key business imperatives
■	Provide a competitive level of STI payout opportunities
The 2021 STI provides participants, including the NEOs, with the opportunity to earn a cash incentive award tied to achievement of financial performance goals (NOEPS weighted 70%) and safety goals (weighted 30%) over a one-year performance period. Every eligible employee has an incentive opportunity at threshold, target and stretch levels of performance. The Compensation and Human Capital Committee retains discretion to adjust STI awards, either on a formulaic or discretionary basis.
2021 STI Performance Measures. In January 2021, the Compensation and Human Capital Committee approved the following performance measures and goals to be used to determine the 2021 STI payouts for the NEOs and all our other participating employees.
Financial Measure (70%): The NOEPS financial performance goals were determined based on our 2021 annual financial plan, which was approved by the Board. The Compensation and Human Capital Committee selected NOEPS as a financial measure because it is viewed by the Board as representative of our fundamental earnings strength, aligned with stockholder value creation, used internally for budgeting and reporting to the Board, and generally consistent with our external reporting of results.
The definition of NOEPS is income from continuing operations determined in accordance with GAAP, including, without limitation, the impact of incentive payouts and adjusted for certain items, such as fluctuations in weather and other significant unusual events disclosed in our earnings reports (examples of which may include transaction-related costs, debt extinguishment costs or certain income tax items).
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Safety Measures (30%): The safety performance goals were determined based on our 2021 annual safety plan, which was approved by the ESS Committee. The Compensation and Human Capital Committee selected safety as a performance measure to focus STI participants, including the NEOs, on the criticality of establishing and maintaining practices and procedures to ensure the highest safety levels throughout Company operations.
In consultation with the ESS Committee, the Compensation and Human Capital Committee selected the following 2021 safety performance measures:
Goal	Measure	Weight (%)
DART (Days Away, Restricted or Transferred) Rate for Employees	Top decile performance	5%
Executive Field Safety Observations	Number of observations	5%
Process Safety Incidents	Zero Significant Injuries or Fatalities (SIF) or Pipeline and Hazardous Materials Safety Administration (PHMSA) reportable incidents due to process safety failures	10%
Standard Operating Procedure (SOP) Development	SOPs developed and field ready for 35 high consequence tasks; 13 completed by March 31, 2021; an additional 22 completed by June 30, 2021; and quality management and exception reporting in place by September 30, 2021 for developed SOPs	5%
Records and Mapping	93% service lines mapped in geographic information system (GIS) (2.5% weighting); 60% completion of isometric drawings for above ground assets for stations operating with greater than 125 PSIG inlet pressure (2.5% weighting)	5%
Total Weight		30%
For 2021, the performance measures were consistent with the 2020 STI design except in the following respects: (i) the weighting of the financial performance measure was decreased to 70% from 75%, (ii) the weighting of the safety measures was increased to 30% from 10%, (iii) four new safety measures were added and one safety measure was eliminated (i.e., National Safety Council Barometer Survey ranking), and (iv) the customer care measure was eliminated. The Compensation and Human Capital Committee made these changes to increase the emphasis on the safety performance measure.
2021 STI Target Opportunity. Based on the Compensation and Human Capital Committee’s recommendation, the independent members of the Board approved the CEO’s 2021 target incentive opportunity. The Compensation and Human Capital Committee approved 2021 target STI opportunities for each of the other NEOs after considering the Pay Factors. The 2021 target opportunities for the NEOs remained unchanged from 2020, except for Mr. Vegas whose target opportunity increased from 75% in 2020 to 80% in 2021 to align his target opportunity with competitive market practice.
Target Incentive Opportunity
Named Executive Officer	2021 Target (% of Salary)	2021 Target Opportunity ($)	2020 Target (% of Salary)	2020 Target Opportunity ($)
Joseph Hamrock	120%	1,236,000	120%	1,200,000
Donald E. Brown	75%	463,500	75%	450,000
Pablo A. Vegas	80%	494,400	75%	450,000
Violet G. Sistovaris	75%	386,250	75%	375,000
Charles E. Shafer	60%	216,300	60%	210,000
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
2021 STI Performance Goals, Achieved Results and Percentage of Target Earned. The chart below shows each performance measure and weight, target performance goal, achieved results and percentage of target earned. Based on achieved performance against performance goals, each NEO earned 119% of his or her respective 2021 target opportunity.
Corporate Measure	Weight	Threshold	Target	Stretch	Result(1)	Weighted Achievement(2)	Formulaic Result % of Target
NOEPS	70%	$1.25	$1.31-1.33	$1.39	$1.37	140%	98%
DART	5%	0.71	0.30	0.15	0.98	0%	0%
Executive Field Safety Observations	5%	75%	100%	200%	141%	125%	6.23%
Process Safety Incidents	10%	0	0	0	2	0%	0%
SOP Development	5%	30	35	40	46	160%	8%
Records and Mapping: Service Lines Mapped	2.5%	90%	93%	96%	93%	100%	2.5%
Records and Mapping: Completion of Isometric Drawings	2.5%	55%	60%	65%	93%	160%	4%
Total	100%						119%
(1)
If performance results fall between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation, which is the process of estimating unknown values that fall between known values.

(2)	Weighted achievement is determined by multiplying the weight by the achievement percentage. The weighted achievement for all measures results in a formulaic payout of 119%.
2021 Long-Term Incentive (LTI) Program
2021 LTI Mix. For 2021, the Compensation and Human Capital Committee approved the following mix of LTI awards granted to our NEOs:
■	Performance Share Units (80% of 2021 target LTI award value for NEOs except for Mr. Shafer at 70%)
■	Restricted Stock Units (20% of 2021 target LTI award value for NEOs except for Mr. Shafer at 30%)
In addition, during 2021, the Compensation and Human Capital Committee granted special PSUs designed to strengthen motivation, increase retention, and reward strong performance resulting from the NiSource Next transformation initiative. For more information regarding these awards, see the “Special Awards” section later in this CD&A under “Executive Compensation Elements.”
2021 LTI Award Target Values. In January 2021, the independent members of the Board approved the CEO’s 2021 LTI target award value based on the Compensation and Human Capital Committee’s recommendation. Also in January 2021, the Compensation and Human Capital Committee approved 2021 LTI target award values for each of the other NEOs, after considering the Pay Factors.
NEO	2021 Grant Date Face Value ($)	2021 Target Number of PSUs Awarded(1)	2021 Number of RSUs Awarded(2)	2020 Grant Date Face Value ($)
Joseph Hamrock	4,800,000	173,362	43,342	4,400,000
Donald E. Brown	1,200,000	43,302	10,825	1,150,000
Pablo A. Vegas	1,235,000	44,564	11,142	1,150,000
Violet G. Sistovaris	1,000,000	36,084	9,022	850,000
Charles E. Shafer	360,000	11,366	4,872	300,000
(1)
2021 PSU awards will vest based on Company performance, the application of the safety, environmental and Diversity, Equity and Inclusion (DE&I) magnifiers, and satisfaction of the service condition (the executive’s continued employment through February 28, 2024).

(2)	2021 RSU awards will vest based on the executive’s continued employment through February 28, 2024.
Each NEO’s LTI target value increased from 2020 levels. The Compensation and Human Capital Committee approved these increases (and recommended the increase for Mr. Hamrock to the independent members of the Board), after considering the Pay Factors and each NEO’s sustained strong performance in 2020. With respect to Mr. Shafer and
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Ms. Sistovaris, the Compensation and Human Capital Committee approved an increase in Mr. Shafer’s and Ms. Sistovaris’ LTI target value by approximately 20% and 18% respectively, driven by an expansion of their roles and after considering the need to align their pay with the competitive market, the other NEOs, and the long-term nature of the expectations for their roles.
2021 Performance Share Units
PSU Objectives. The objectives of our 2021 PSU grants are to:
■
Motivate NEOs to achieve critical long-term financial and total shareholder return goals (relative to peers) and achieve critical business imperatives related to safety, environmental and DE&I performance goals

■	Align the interests of NEOs with stockholders
■	Retain NEOs
■	Provide competitive LTI opportunities (when aggregated with RSU grants, which are discussed below)
PSU Overview. In January 2021, the Compensation and Human Capital Committee approved the grant of PSUs to each of our NEOs. The PSUs provide our NEOs the opportunity to earn shares of our common stock based on achieved results against three-year cumulative NOEPS (weighted 50%) and Relative Total Shareholder Return (RTSR) (weighted 50%) performance goals over a three-year performance period, subject to potential adjustment based on achieved results relating to safety, environmental and DE&I goals.
In addition, vesting of the PSUs is tied to the executive’s continued employment through the end of the vesting period (February 28, 2024), subject to special vesting rules in the event of death, retirement, disability, or a qualifying termination following a change-in-control of the Company prior to the vesting date. Termination for any other reason prior to February 28, 2024 will result in forfeiture of the 2021 PSUs. The number of PSUs earned and vested at the end of the three-year performance period will be settled in a like number of shares of our common stock.
2021 PSU Performance Measures. In January 2021, the Compensation and Human Capital Committee approved the following performance measures and goals to be used to determine each NEO’s payouts under their respective 2021 PSU grants.
Three-Year Cumulative NOEPS. The three-year cumulative NOEPS financial performance goals were determined based on our three-year financial plan. For the definition and calculation of NOEPS, see above under 2021 STI Performance Measures.
The Compensation and Human Capital Committee selected this measure because it aligns the interests of our NEOs with those of our stockholders and it supports the creation of sustainable stockholder value by growing earnings and providing a strong dividend.
The Compensation and Human Capital Committee selected an NOEPS performance measure for both the 2021 PSU grants and the 2021 STI because the Compensation and Human Capital Committee considers NOEPS to be a core driver of both our short-term and long-term financial performance and stockholder value creation for both the short-term and long-term.
The target three-year cumulative NOEPS performance goal is designed to be achievable with strong management performance over the three-year performance period.
Three-Year Relative Total Shareholder Return (RTSR). Three-year RTSR will be determined by the annualized growth in the price of a share our common stock, assuming dividends are reinvested, over the period beginning January 1, 2021 and ending on December 31, 2023, compared to a similar calculation for a group of 32 energy services companies that are within our industry or providing similar services to ours or with which we compete for the sale of equity capital, 21 of which are in the Comparator Group.
The Compensation and Human Capital Committee selected this measure because it aligns the interests of our NEOs with those of our stockholders and it supports the creation of sustainable stockholder value.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Modifiers. The number of PSUs earned based on achievement of three-year cumulative NOEPS and RTSR performance goals is subject to adjustment based on achievement against safety, environmental and DE&I performance goals. The Compensation and Human Capital Committee selected these performance measures to reflect the Company’s broad commitment to these priorities.
2021 PSU Performance Goals. The chart below shows each performance measure and weight and threshold, target and stretch performance goal for each performance measure.
Corporate Measures	Weight	Threshold	Target	Stretch
Three-Year Cumulative NOEPS	50%	$4.06	$4.28	$4.50
RTSR	50%	30th Percentile	50th Percentile	80th Percentile
Magnifiers
Safety: Average Annual STI Safety Scorecard Results (as % of Target) Over Three-Year Performance Period	+/-20% Magnifier	Scorecard Results: 80% Number of Earned PSUs Reduced by 20%	Scorecard Results: 100% Number of Earned PSUs Unchanged	Scorecard Results: 120% Number of Earned PSUs Increased by 20%
Environmental: GHG Emission Reduction	+/-10% Magnifier	Below Target Number of Earned PSUs Reduced by 10%	Met Target(1) Number of Earned PSUs Unchanged	Exceeded Target(2) Number of Earned PSUs Increased by 10%
Diversity, Equity and Inclusion: Diversity of Workforce	+/-10% Magnifier	8 of 12 Categories – Number of Earned PSUs Reduced by 10% 9 of 12 Categories – Number of Earned PSUs Reduced by 5%	10 of 12 Categories – PSUs Unchanged(3)	11 of 12 Categories – Number of Earned PSUs Increased by 5% 12 of 12 Categories – Number of Earned PSUs Increased by 10%
(1)
Target goal means reduction in NIPSCO R.M. Schahfer Generating Station coal unit CO2 emissions by 11.9 million tonnes from a 2005 baseline and reduction in NiSource's methane emissions by 147,569 tonnes CO2e from a 2005 baseline.

(2)
Exceeded target goal means achievement of target goal and reduction in NiSource's methane emissions by 182,373 tonnes CO2e from a 2005 baseline (interpolate between goal and this level of achievement).

(3)	Target goal means eliminating the gap to availability (gender and ethnicity) in 10 of 12 categories.
2021 Restricted Stock Units
In February 2021, the Compensation and Human Capital Committee approved the grant of RSUs to each of our NEOs. These RSUs will vest based on the executive’s continued employment through February 28, 2024, subject to special vesting rules in the event of death, retirement, disability or a qualifying termination following a change-in-control of the Company prior to the vesting date. Termination for any other reason prior to February 28, 2024, will result in forfeiture of the 2021 RSUs. The number of RSUs that vest at the end of the three-year service period will be settled in a like number of shares of our common stock.
The Compensation and Human Capital Committee chose to grant RSUs to the NEOs because RSUs reward long-term service, help to retain NEOs over a multi-year service period, and align the interests of our NEOs with those of our stockholders.
Special Awards
2021 Special PSUs. In January 2021, the Compensation and Human Capital Committee, and the independent members of the Board with respect to Mr. Hamrock, granted special performance-based equity awards in the form of PSUs (“Special PSUs”). The Special PSUs were granted to encourage the continued retention of the current leadership team and provide enhanced motivation to strive for the achievement of the goals required under NiSource Next. Because the performance required for payouts under these awards is exceptional, with threshold payouts for the Special PSUs equivalent to target RTSR performance under the 2021 PSU program, the awards are designed to reward the achievement of the goals related to the NiSource Next transformation initiative and align with stockholder interest.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Accelerated payout of two-thirds of the target award value may occur after two years if our RTSR performance results are at or above the utility peer group median. Any earned award is further adjusted by a safety magnifier to assure alignment with our safety performance. The Committee, and the independent members of the Board with respect to Mr. Hamrock, set the award size at levels designed to provide a meaningful incremental incentive in relation to each executive’s total target direct compensation. Consequently, the NEOs received awards in the following face value amounts: Mr. Hamrock, $2,400,000; Mr. Brown, $600,000; Mr. Vegas $617,500; Ms. Sistovaris $500,000; and Mr. Shafer $180,000.
Performance Measure	Weighting	Trigger, Target, Stretch Goals	Safety Magnifier +/- 20%	Potential Achievement
RTSR (over 2 and 3 year performance period (1))	100%	Stretch 90th percentile Target 55th percentile Trigger 50th percentile	Average Annual STI Safety Scorecard Results (as % of Target) Over Three-Year Performance Period(1)	2/3 of target award is eligible to vest after two years; any remaining is eligible to vest after 3 years with the entire award capped at 200%(2)
No payout unless RTSR performance is at or above the 50th percentile of our RTSR peers
(1)
RTSR and safety scorecard results will generally be calculated as discussed above in the section entitled “2021 Long-Term Incentive (LTI) Program” and “2021 Short-Term Incentive (STI) Program,” respectively. If performance results fall between two performance levels (for example, between target and stretch goals), the result is determined by interpolation, which is the process of estimating unknown values that fall between known values.

(2)
These awards will vest based on the executive’s continued employment through February 28, 2023, and 2024. Special vesting rules apply in the event of death, retirement, disability or a qualifying termination following a change-in-control of the Company. Termination for any other reason prior to February 28, 2023, will result in forfeiture of the entire award, or the remaining portion of the award if such termination occurs after such date but prior to February 28, 2024.

2021 Special RSU Award. Mr. Shafer received a special RSU award of $350,000 to ensure his long-term leadership of the Company’s safety initiatives. This award is scheduled to vest based on his continued employment through January 28, 2024. Special vesting rules apply in the event of death, disability or a qualifying termination following a change-in-control of the Company.
2019 PSU Awards
In 2019, the Compensation and Human Capital Committee (and, in the case of the CEO, the independent members of the Board) approved LTI awards to the NEOs in the form of PSUs (80% of the target 2019 LTI award). All the 2019 PSUs were subject to a threshold cumulative NOEPS performance trigger. Under the 2019 PSU design, 80% of the target PSUs (65% of the target 2019 LTI award) were eligible to vest based on NOEPS performance above the trigger, with a +/- 25% RTSR performance modifier to reflect top or bottom quartile RTSR performance. The remaining 20% of the target PSUs (15% of the target 2019 LTI award) were eligible to vest based on the achievement of customer value framework goals.
The performance measures, goals and results for the 2019 PSUs as certified by the Compensation and Human Capital Committee, are shown below.
Threshold Goal(1)	Trigger, Target and Stretch Three-Year Cumulative NOEPS Goals	2019 PSU Results	% of Target PSU Earned Following Application of RTSR Modifier(2)
Three-Year Cumulative NOEPS: Met	Trigger (50% Payout): $3.93	Three-year Cumulative NOEPS $4.06(1)	81%
	Target (100% Payout): $4.14
	Stretch (200% Payout): $4.35
Threshold Goal(1)	Three-Year Customer Value Framework Categories(3)		% of Target PSU Earned
Three-Year Cumulative NOEPS: Met	Safety, Customer Care, Cost Containment, Organizational Culture, and Environmental Impact	3 of 5 Goals Achieved(3)	60%
(1)
The 2019 PSUs were eligible for vesting only if the cumulative NOEPS performance trigger of $3.93 was met over a three-year performance period. Once the NOEPS threshold was met, both the NOEPS PSUs (65% of the target LTI and 80% of the target PSUs) and customer value framework PSUs (15% of the target LTI and 20% of the target PSUs) were eligible to vest. Our cumulative NOEPS performance from January 1, 2019, through December 31, 2021, reflects the total of the amounts disclosed in our earnings reports for such years plus a COVID-19 pandemic adjustment of $0.05 in 2020.

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
(2)
81% of the target PSU (65.77% of the target LTI) was eligible to vest based on three-year cumulative NOEPS. There was no application of the 25% RTSR modifier due to the Company’s RTSR performance during the three-year performance period.

(3)
Achievement of customer value framework goals related to: (a) cost containment, as measured by achievement of our operating and maintenance expenses per our financial plan, (b) customer care, as measured by achievement of top quartile performance in the J.D. Power Gas Utility and Electric Residential Customer Satisfaction Studies, and (c) environmental, as measured by reduced greenhouse gas emissions of 17.5% over the performance period of 2019 to 2021. Based on performance and the Company’s achievement of three of the five customer value framework goals (cost containment, customer care and environmental as noted above), 60% of the target PSUs (11.25% of the target LTI) vested based on such goals.

Vesting of the 2019 PSUs remained subject to the executive’s continued employment through February 28, 2022. The following table shows the target number of shares subject to the 2019 PSUs as well as the number of shares of common stock that vested pursuant to the terms of the 2019 PSUs.
Named Executive Officer	Target Number of 2019 PSUs Awarded	Number of 2019 PSUs Vested
Joseph Hamrock	128,406	98,901
Donald E. Brown	32,258	24,846
Pablo A. Vegas	32,258	24,846
Violet G. Sistovaris	21,994	16,940
Charles E. Shafer	7,332	5,647
Other Compensation and Benefits
Our NEOs also participate in an executive deferred compensation plan, change-in-control and termination agreements, and an executive severance policy. In addition, we provide to our NEOs a limited number of perquisites and other broad-based employee benefits that are generally extended to our entire employee population. We believe that these other forms of compensation and benefits are aligned with our compensation objectives and are generally comparable to those that are provided to similarly situated executives at other comparable companies.
Severance and Change-in-Control Benefits. Each NEO is covered under a separate change-in-control and termination agreement (“CIC Agreement”). The CIC Agreements help to ensure that the NEOs continue to apply thoroughly objective judgment to appropriately safeguard stockholder value and maximize investor return in relation to any potential change-in-control. The CIC Agreements provide cash severance benefits upon a double-trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not include any “gross-up” payments to cover an executive’s excise taxes incurred by an executive with respect to the receipt of payments in connection with a change-in-control. Each NEO is subject to our executive severance policy.
Our 2020 Omnibus Plan provides for double-trigger vesting for equity awards that are assumed or replaced by an acquiring company upon a change-in-control. In the event equity awards are not assumed or replaced in a change-in-control, then the outstanding equity awards will vest upon the occurrence of such change-in-control.
For further information regarding the benefits to be received upon termination of employment or change-in-control, see the section entitled “2021 Executive Compensation – Potential Payments upon Termination of Employment or a Change-in-Control of the Company.”
Perquisites. Perquisites are not a principal element of our executive compensation program. We provide a limited number of perquisites to each NEO. We do not reimburse NEOs for the payment of individual income taxes they might incur in connection with their receipt of these benefits. For information regarding 2021 perquisites, see the 2021 Summary Compensation Table and footnote (5) to that table.
Deferred Compensation Plan. Eligible executives, including the NEOs, may elect to defer between 5% and 80% of their base salary and/or STI payout under our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides an opportunity for eligible executives to defer their cash compensation without regard to the limits imposed by the Internal Revenue Service (“IRS”) for amounts that may be deferred under our 401(k) Plan. For information regarding the Deferred Compensation Plan, see the 2021 Non-qualified Deferred Compensation table and accompanying narrative.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Pension Programs. During 2021, we maintained a tax-qualified defined benefit pension plan for nearly all salaried exempt employees hired before January 1, 2010, all non-exempt employees (both non-union and certain union employees) hired before January 1, 2013, as well as for other union employees, regardless of hire date, and a non-qualified defined benefit pension plan (the “Pension Restoration Plan”) for all eligible employees with annual compensation or pension benefits in excess of the limits imposed by the IRS, including any eligible NEO. The Pension Restoration Plan provides for a pension benefit under the same formula provided under the tax-qualified plan but without regard to the IRS limits and reduced by amounts paid under the tax-qualified plan. The material terms of the pension programs are described in the narrative accompanying the 2021 Pension Benefits table.
Savings Programs. The NEOs are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”) maintained for eligible executives. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees of between 0.5% and 1.5% of the employee’s eligible earnings based on achievement of the overall corporate NOEPS measure. In addition, for salaried employees hired after January 1, 2010, and non-union non-exempt employees hired after January 1, 2013, the 401(k) Plan includes a 3% Company contribution to the employee accounts. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the NEOs. For information regarding the Savings Restoration Plan, see the 2021 Non-qualified Deferred Compensation table and accompanying narrative.
Health and Welfare Benefits. We also provide the NEOs other broad-based benefits such as medical, dental, life insurance and long-term disability coverage on the same terms and conditions to all employees.
Executive Compensation Process and Guidelines
Role of the Compensation and Human Capital Committee
The Compensation and Human Capital Committee is responsible for establishing, implementing, and monitoring our executive compensation program objectives and assuring alignment with our business objectives. In overseeing our executive compensation programs, the Committee identifies and approves performance measures and goals under our STI and LTI programs. Additionally, the Committee approves annual long-term equity incentive awards and periodic long-term equity incentive awards granted to newly hired and promoted executives. The Committee also oversees the administration of our equity plans.
The Compensation and Human Capital Committee evaluates and determines the compensation of our executive leadership team, which is composed of senior executives who directly report to our CEO. The Committee reviews the performance and compensation of our CEO and our executive leadership team each year with input from Meridian Compensation Partners, LLC (“Meridian”) and apprises the Board accordingly. For our CEO, the Committee evaluates CEO performance and submits its recommendations to the independent members of the Board for review and approval. When considering changes in compensation for our executive leadership team, including the NEOs, the Committee considers input from the CEO and the Senior Vice President, Chief Human Resources Officer and Meridian. Our CEO is not involved in making recommendations with respect to his compensation.
The Compensation and Human Capital Committee also has continuous involvement with our human resources talent management initiatives regarding our CEO and our executive leadership team. The Committee also leads our critical role development and succession efforts by providing strategic direction as we identify key executive skills and capability talent priorities. The Committee reviews the performance of our CEO and executive leadership team against leadership skills and capability requirements designed to identify, attract and develop highly-qualified executives that promote continuous learning; foster our culture of equality, inclusion and diversity; deliver safety, reliability and environmental performance improvements; and ultimately support our long-term strategy to build value for all our stakeholders, including our customers, employees, communities and stockholders.
Independent Compensation Consultant
For 2021, the Compensation and Human Capital Committee engaged the services of Meridian as its independent compensation consultant to advise it with respect to executive compensation design, comparative compensation
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
practices and compensation matters relating to the Board. The Committee takes recommendations from Meridian into consideration along with its evaluation of the individual performance of each executive officer.
Each year, the Compensation and Human Capital Committee evaluates the independence and quality of the services provided by its independent compensation consultant. In reviewing Meridian’s engagement for 2021, the Committee considered the factors set forth in SEC Rule 10C-1(b)(4) and the applicable NYSE rules and determined that Meridian was independent and there were no conflicts of interest with respect to Meridian’s work for the Committee.
Competitive Market Review
In connection with its compensation decision making, the Compensation and Human Capital Committee reviews the executive compensation practices in effect at other companies in the Comparator Group. The Comparator Group consists of a mix of gas, electric, and multi-line utilities that are operationally similar to us and with which we compete for similar executive talent. For 2021, no changes were made to the Comparator Group. The Comparator Group for purposes of evaluating 2021 compensation practices is shown below.
Alliant Energy Corporation	CMS Energy Corporation	ONE Gas, Inc.
Ameren Corporation	Dominion Energy, Inc.	PNM Resources, Inc.
American Electric Power Company, Inc.	DTE Energy Company	PPL Corporation
Atmos Energy Corporation	Eversource Energy	Sempra Energy
Avista Corporation	FirstEnergy Corp.	Southwest Gas Holdings, Inc.
Black Hills Corporation	New Jersey Resources Corporation	Spire, Inc.
CenterPoint Energy, Inc.	OGE Energy Corp.	WEC Energy Group, Inc.
Comparator Group	Revenue (1) (millions)	Market Cap(1) (millions)
NiSource	$4,945	$9,080
NiSource Percentile Rank	48th percentile	38th percentile
(1)
The Compensation and Human Capital Committee selected the 2021 Comparator Group in August 2020 based in part on trailing 12-month revenue and July 2020 market capitalization data compiled and provided by Meridian at the time.

Stock Ownership and Retention Guidelines
Our executive leadership team, which includes the NEOs, and other senior leaders are subject to stock ownership and retention guidelines. We maintain these guidelines to ensure that our executive leadership and senior leaders maintain a significant investment in our stock, which in turn helps to align the interests of our executive leadership and senior leaders with those of our stockholders.
Our executive leadership team and senior leaders are generally expected to satisfy their applicable ownership guideline (as described below) within five years of becoming subject to the guidelines. Once applicable share ownership levels are satisfied, the senior executive must continue to own enough shares to remain in compliance. Until such time as the applicable stock ownership guideline is satisfied, the executive is required to hold at least 50% of the shares of common stock received upon the vesting of equity awards. As of the record date, the NEOs exceeded the applicable ownership guideline, except for Mr. Shafer, who is expected to meet the guideline by October 1, 2024. Shares counted toward ownership targets include common stock held and unvested RSUs.
Executive Level	Stock Ownership Level
CEO	6x base salary
Executive Vice President	3x base salary
Senior Vice President	2x base salary
  2022 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Risk Management Policies and Guidelines
Trading Windows/Trading Plans. We restrict the ability of directors, executive officers and employees who work in designated areas to freely trade in our common stock because of their periodic access to our material non-public information. Under our insider trading policy, such persons are prohibited from trading in our securities during quarterly blackout periods, and at such other times as the General Counsel may deem appropriate.
Anti-Hedging Policy/Pledging. Under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors, executive officers, and employees who work in designated areas are prohibited from engaging in short sales of our equity securities or buying or selling puts or calls or other options on our securities. We do not have such a policy for employees who work in areas other than the designated areas.
Compensation Recovery for Misconduct. Included in our 2020 Omnibus Plan is a “clawback” provision that states the employee shall reimburse the Company amounts received under STI and LTI awards if we are required to prepare an accounting restatement as a result of the employee’s misconduct.
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COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
The Compensation and Human Capital Committee of the Board (the “Committee”) has furnished the following report in accordance with rules adopted by the Securities and Exchange Commission.
The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.
Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
This report is submitted on behalf of the members of the Committee:
Eric L. Butler, Chair Deborah A. Henretta Michael E. Jesanis
  2022 Proxy Statement | 47

ASSESSMENT OF RISK
We perform an annual risk assessment of our compensation program. An assessment was performed in 2021 and 2022, and we concluded that the components of our program are not reasonably likely to have a material adverse effect on the Company, for reasons that include the following:
■	Our executive leadership and board regularly monitor our programs and people to ensure decisions are made with integrity and in the best long-term interests of the Company;
■	Our compensation program is evaluated annually for its effectiveness and alignment with our goals without promoting excessive risk;
■	Performance measures for incentive awards are approved by the Compensation and Human Capital Committee of the Board;
■	Senior executive compensation is weighted toward long-term incentives, thereby providing senior executives with an ongoing, multi-year focus of attention;
■
Long-term incentive equity awards for senior executives generally have three-year vesting periods and are predominately performance-based, so upside potential and downside risk are designed to be aligned with that of stockholders and promote long-term performance;

■	Executive officers are subject to stock ownership and retention guidelines set by the Compensation and Human Capital Committee so they have long-term interests aligned with stockholders;
■
Senior executive officers’ incentive compensation is partially tied to: (1) safety metrics to encourage a strong culture of safety and motivate the prioritization of safe operations, and (2) workforce diversity metrics to encourage a strong culture of diversity and motivate the prioritization of diversity-related objectives; and

■	Policies are in place to recoup compensation in the event of certain acts of misconduct and to prohibit hedging of our stock by senior executive officers.
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2021 EXECUTIVE COMPENSATION
The following table summarizes compensation for services to the Company and its affiliates earned by or paid to each of the NEOs during 2021. In accordance with SEC disclosure rules, the stock awards reported in the table below are reported based on the aggregate grant date fair value and do not represent the amounts actually realized by the NEOs, with the values realized by the NEOs, if any, impacted by the Company’s performance against the pre-established performance goals for PSUs and the Company’s stock price at settlement for all stock awards. Our realized executive pay increased for 2021 as compared to 2020. For illustrative purposes, the 2019 PSUs that vested based on performance through December 31, 2021 and continued service through February 28, 2022, vested at approximately 77% of target, as compared to a PSU vesting level at 55% of target for the PSUs that vested based on performance through December 31, 2020.
2021 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph Hamrock President and CEO*	2021	1,025,000	—	6,953,903	1,470,840	—	86,039	9,535,782
	2020	1,000,000	—	4,901,916	480,000	—	75,809	6,457,725
	2019	1,000,000	—	4,828,893	720,000	—	79,797	6,628,690
Donald E. Brown EVP, CFO and President, NCS	2021	615,000	—	1,738,219	520,000	—	59,722	2,932,941
	2020	600,000	—	3,084,923	180,000	—	52,003	3,916,926
	2019	589,583	—	1,225,890	279,000	—	53,933	2,148,406
Pablo A. Vegas EVP, COO and President, NiSource Utilities	2021	615,000	—	1,788,910	565,000	—	43,727	3,012,637
	2020	600,000	—	3,084,923	180,000	—	36,000	3,900,923
	2019	568,750	—	1,225,890	279,000	—	36,969	2,110,609
Violet G. Sistovaris EVP and Chief Experience Officer	2021	512,500	—	1,448,508	475,000	34,901	48,019	2,518,928
	2020	500,000	—	948,726	150,000	275,913	41,925	1,916,564
	2019	488,670	—	835,838	217,000	259,309	43,843	1,844,660
Charles E. Shafer SVP and Chief Safety Officer**	2021	358,750	—	821,127	240,000	54,151	25,507	1,499,535
*	Mr. Hamrock retired from his officer and Board positions effective February 14, 2022. Mr. Yates, a member of our Board, was appointed President and CEO as of such date.
**	Mr. Shafer was not an NEO during 2019 or 2020.
(1)	Any salary deferred at the election of the NEO is reported as salary in the year in which such salary was earned.
(2)
For a discussion of stock awards granted in 2021, please see the LTI section above in the CD&A under “Executive Compensation Elements” and the 2021 Grants of Plan-Based Awards Table. Amounts reported in this column for 2021 represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to the PSUs and RSUs granted in 2021. The grant date fair value of the RSUs is calculated based on the average market price of our common stock on the grant date, less the present value of any dividends not received during the vesting period. With respect to the PSUs subject to NOEPS goals, grant date fair value is based on the closing stock price of our common stock at grant date. With respect to the PSUs subject to the RTSR goals, grant date fair value is calculated based on a Monte Carlo valuation technique in accordance with FASB ASC Topic 718. All of the PSUs are subject to performance conditions; therefore, the value reported in this column for these awards is based upon the probable outcome of such conditions.

  2022 Proxy Statement | 49

2021 EXECUTIVE COMPENSATION

The following table shows the value of the 2021 PSUs reported in the 2021 Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved and less the present value of any dividends not received in the vesting period. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our 2021 Annual Report on Form 10-K.

Name	Maximum Performance Share Potential as of Grant Date For Awards ($)
Joseph Hamrock	15,556,247
Donald E. Brown	3,885,611
Pablo A. Vegas	3,998,867
Violet G. Sistovaris	3,237,935
Charles E. Shafer	1,075,962
(3)
For 2021, the STI amount for each NEO is based upon corporate performance. For more information regarding 2021 corporate performance and the 2021 STI payout opportunities for the NEOs and the payout amounts, please see the “2021 Short-Term Incentive (STI) Program” section in the CD&A under “Executive Compensation Elements” above.

(4)
This column shows the change in the present value of each participating NEO’s accumulated benefits under our tax-qualified pension plans and the non-qualified Pension Restoration Plan as described in the narrative to the 2021 Pension Benefits Table. Ms. Sistovaris and Mr. Shafer are the only NEOs eligible to participate in our pension plans. Messrs. Hamrock, Brown, and Vegas are not eligible to participate in our pension plans due to their hire dates. For a description of these plans and the basis used to develop the present values, see the 2021 Pension Benefits Table and accompanying narrative. No earnings on deferred compensation are shown in this column since no earnings were above market or preferential.

(5)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each NEO in 2021.
	Other Compensation
Name	Perquisites & Personal Benefits(a) ($)	Company Contributions To 401(k) Plan(b) ($)	Company Contributions To Savings Restoration Plan(c) ($)	Total ($)
Joseph Hamrock	13,161	20,619	52,259	86,039
Donald E. Brown	15,995	20,619	23,108	59,722
Pablo A. Vegas	—	20,619	23,108	43,727
Violet G. Sistovaris	11,580	20,619	15,820	48,019
Charles E. Shafer	—	20,619	4,888	25,507
(a)
All perquisites are valued based on the aggregate incremental cost to the Company, as required by the rules of the SEC. Please see the “Other Compensation and Benefits – Perquisites” section above in the CD&A under “Executive Compensation Elements” for additional information about the perquisites we provide to the NEOs. The perquisite amounts listed include financial planning and tax services for some of the NEOs: Joseph Hamrock, Donald Brown and Violet Sistovaris.

(b)
This column reflects Company matching contributions and profit-sharing contributions made on behalf of each of the NEOs and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, Mr. Brown, and Mr. Vegas to the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above in the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Executive Compensation Elements”.

(c)
This column reflects Company matching contributions and profit-sharing contributions made on behalf of all eligible NEOs and a Company non-elective contribution of 3% of compensation on behalf of Messrs. Hamrock, Brown, and Vegas in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above in the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Executive Compensation Elements” above, and in the narrative following the 2021 Non-qualified Deferred Compensation Table.

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2021 EXECUTIVE COMPENSATION
2021 Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards granted under the 2020 Omnibus Plan to the NEOs in 2021.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Hamrock	—	494,400	1,236,000	1,977,600	—	—	—	—	—
	1/29/2021	—	—	—	39,006	173,362	346,724	—	3,898,045
	1/29/2021	—	—	—	29,038	108,352	216,704	—	2,231,060
	1/29/2021	—	—	—	—	—	—	43,342	824,798
Donald E. Brown	—	185,400	463,500	741,600	—	—	—	—	—
	1/28/2021	—	—	—	9,743	43,302	86,604	—	974,078
	1/28/2021	—	—	—	7,253	27,064	54,128	—	557,275
	1/28/2021	—	—	—	—	—	—	10,825	206,866
Pablo A. Vegas	—	197,760	494,400	791,040	—	—	—	—	—
	1/28/2021	—	—	—	10,027	44,564	89,128	—	1,002,467
	1/28/2021	—	—	—	7,465	27,853	55,706	—	573,519
	1/28/2021				—	—	—	11,142	212,924
Violet G. Sistovaris	—	154,500	386,250	618,000	—	—	—	—	—
	1/28/2021	—	—	—	8,119	36,084	72,168	—	811,710
	1/28/2021	—	—	—	6,044	22,553	45,106	—	464,388
	1/28/2021	—	—	—	—	—	—	9,022	172,410
Charles E. Shafer	—	86,520	216,300	346,080	—	—	—	—	—
	1/28/2021	—	—	—	2,557	11,366	22,732	—	255,678
	1/28/2021	—	—	—	2,176	8,119	16,238	—	167,182
	1/28/2021	—	—	—	—	—	—	4,872	93,104
	1/28/2021	—	—	—	—	—	—	15,787	305,163
(1)
The information in the “Threshold,” “Target,” and “Maximum” columns reflects potential payouts based on the performance targets set under the STI. The amounts actually paid appear in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table. For a description of the STI, please see the “2021 Short-Term Incentive (STI) Program” section above in the CD&A under “Executive Compensation Elements.”

(2)
The information in the “Threshold,” “Target,” and “Maximum” columns reflects the potential share payouts under the portion of the 2021 LTI award granted in the form of PSUs (for the annual program, PSUs represented 80% of the LTI award for Hamrock, Brown, Sistovaris, and Vegas and 70% of the award for Shafer; for the special grant, PSUs represented 100% of the LTI award for all). The actual number of PSUs earned is partially determined based on Company performance over a two-year performance period from 2021-2022 and partially determined over a three-year performance period from 2021 through 2023. In addition, the PSUs are subject to a service-based vesting condition until February 28, 2023 and February 28, 2024. Under the terms of the PSU awards, the PSUs will be earned based on achievement of goals relating to NOEPS and relative total shareholder return, subject to a +/-20% safety modifier, +/-10% environmental modifier, and +/-10% workforce diversity modifier. The amount reported in the “Threshold” column represents the minimum level of the PSUs that may vest based on the achievement of the threshold RTSR goal and a -20% safety modifier for the 2-year program and the threshold NOEPS goal and threshold RTSR goal, -20% safety modifier, -10% environmental modifier, and -10% workforce diversity modifier for the 3-year program. The amount reported in the “Target” column represents target achievement of the NOEPS and RTSR goals. The amount reported in the “Maximum” column represents maximum achievement of the maximum RTSR goal and a +20% safety modifier for the 2-year program and the maximum NOEPS goal and threshold RTSR goal, +20% safety modifier, +10% environmental modifier, and +10% workforce diversity modifier for the 3-year program. Please note that this maximum is capped at 200%. For further information regarding these awards, please see the “2021 Long-Term Incentive (LTI) Program” section above in the CD&A under “Executive Compensation Elements.”

(3)
Represents the portion of the 2021 LTI award granted in the form of RSUs (20% of the LTI award for Hamrock, Brown, Sistovaris, Vegas and 30% for Shafer). These awards will vest on February 28, 2024 (with a portion of Shafer’s award

  2022 Proxy Statement | 51

2021 EXECUTIVE COMPENSATION
vesting January 28, 2024), provided the executive continues to be employed by us through that date, as described in the “2021 Long-Term Incentive (LTI) Program” section above in the CD&A under “Executive Compensation Elements.” For more information regarding these awards, please see the “2021 Long-Term Incentive (LTI) Program” section in the CD&A under “Executive Compensation Elements.”
(4)
Amounts reported in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to the PSUs and RSUs granted in 2021. The grant date fair value of the RSUs is calculated based on the average market price of our common stock on the grant date, less the present value of any dividends not received during the vesting period. With respect to the PSUs subject to NOEPS goals, grant date fair value is based on the closing stock price of our common stock at grant date. With respect to the PSUs subject to the RTSR goals, grant date fair value is calculated based on a Monte Carlo valuation technique in accordance with FASB ASC Topic 718. Additionally, all of the PSUs are subject to performance conditions and the values reported in this column for the PSU awards are based upon the probable outcome of such conditions.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the NEOs. At fiscal year-end, none of our NEOs held any outstanding option awards with respect to the Company.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph Hamrock	111,235(3)	3,071,198	—	—
	74,087(4)	2,045,542	—	—
	62,972(5)	1,738,657	—	—
	58,858(6)	1,625,069	—	—
	32,102(7)	886,336	—	—
	30,024(8)	828,963	—	—
	43,342(9)	1,196,673	—	—
	98,901(11)	2,730,657	—	—
	—	—	120,095(12)	3,315,823
	—	—	173,362(13)	4,786,525
	—	—	108,352(14)	2,991,599
Donald E. Brown	8,065(7)	222,675	—	—
	7,904(8)	218,229	—	—
	10,825(9)	298,878	—	—
	34,364(10)	948,790	—	—
	24,846(11)	685,998	—	—
	—	—	31,615(12)	872,890
	—	—	43,302(13)	1,195,568
	—	—	27,064(14)	747,237
Pablo A. Vegas	8,065(7)	222,675	—	—
	7,904(8)	218,229	—	—
	11,142(9)	307,631	—	—
	34,364(10)	948,790	—	—
	24,846(11)	685,998	—	—
	—	—	31,615(12)	872,890
	—	—	44,564(13)	1,230,412
	—	—	27,853(14)	769,021
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2021 EXECUTIVE COMPENSATION
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Violet G. Sistovaris	14,563(4)	402,084	—	—
	21,068(5)	581,687	—	—
	14,715(6)	406,281	—	—
	5,499(7)	151,827	—	—
	5,842(8)	161,298	—	—
	9,022(9)	249,097	—	—
	16,940(11)	467,713	—	—
	—	—	23,368(12)	645,190
	—	—	36,084(13)	996,279
	—	—	22,553(14)	622,688
Charles E. Shafer	1,832(7)	50,582	—	—
	2,062(8)	56,932	—	—
	4,872(9)	134,516	—	—
	5,647(11)	155,914	—	—
	15,787(15)	435,879	—	—
	—	—	8,247(12)	227,700
	—	—	11,366(13)	313,815
	—	—	8,119(14)	224,166
(1)
Amounts shown represent the market value of the unvested RSUs calculated using the closing sale price of our common stock on December 31, 2021, the last trading day of fiscal 2021, which was $27.61 per share.

(2)
Amounts shown represent the market value of the unvested PSUs calculated using the closing sale price of our common stock on December 31, 2021, the last trading day of fiscal 2021, which was $27.61 per share.

(3)
The awards shown represent RSUs granted on July 13, 2015, following the conversion of the 2013 performance shares in connection with the separation of Columbia Pipeline Group, Inc. from the Company (“the Separation”). The vesting date for these awards was February 29, 2016. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Internal Revenue Code (“Section 162(m) of the Code”). These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code.

(4)
The awards shown represent RSUs granted on July 13, 2015, following the conversion of the 2014 performance shares in connection with the Separation. The vesting date for these awards was February 28, 2017. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code.

(5)
The awards shown represent the 2015 annual long-term equity awards granted in the form of RSUs in connection with the Separation. These units were granted on January 29, 2015. The vesting date for these awards was February 2, 2018. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive's termination of employment; the date the executive is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code.

(6)
These awards shown represent RSUs granted on July 13, 2015, in connection with the assumption of additional responsibilities in connection with the Separation. The vesting date for these awards was February 2, 2018. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitation on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive's termination of employment; the date the executive is not subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section162(m) of the Code.

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(7)	The awards shown represent RSUs granted on January 31, 2019, except for Mr. Hamrock's award, which was granted on February 1, 2019. These RSUs vested on February 28, 2022.
(8)
The awards shown represent RSUs granted on January 30, 2020, except for Mr. Hamrock's award, which was granted on January 31, 2020. These shares will vest on February 28, 2023, provided the executive continues to be employed by us on that date.

(9)
The awards shown represent RSUs granted on January 28, 2021, except for Mr. Hamrock's award, which was granted on January 29, 2021. These shares will vest on February 28, 2024, provided the executive continues to be employed by us on that date.

(10)
The awards shown represent special retention awards of service based RSUs granted on January 30, 2020. The awards vest on January 30, 2024, provided the executive continues to be employed by us on that date. For more information regarding these awards, please see the “Special Awards” section in the CD&A under “Executive Compensation Elements.”

(11)
The awards shown represent 2019 PSUs granted on January 31, 2019, except for Mr. Hamrock's award, which was granted on February 1, 2019. These shares vested after the certification of results for the performance period beginning January 1, 2019 through December 31, 2021 for LTI purposes and continued employment through February 28, 2022.

(12)
The awards shown represent 2020 PSUs granted on January 30, 2020, except for Mr. Hamrock's award, which was granted on January 31, 2020. The number of shares that will actually vest is dependent upon our performance relative to three-year performance goals over the 2020-2022 performance period and the executive's continued employment through February 28, 2023.

(13)
The awards shown represent 2021 PSUs granted on January 28, 2021, except for Mr. Hamrock's award, which was granted on January 29, 2021. The number of shares that will vest is dependent upon our performance relative to three-year performance goals over the 2021-2023 performance period and the executive's continued employment through February 28, 2024.

(14)
The awards shown represent 2021 PSUs granted on January 28, 2021, except for Mr. Hamrock's award, which was granted on January 29, 2021. The number of shares that will vest is dependent upon our performance relative to two-year and three-year performance goals over the 2021-2022 performance period and the 2021-2023 performance period and the executive's continued employment through February 28, 2024.

(15)
The awards shown represent special retention awards of service based RSUs granted on January 28, 2021. The awards vest on January 28, 2024, provided the executive continues to be employed by us on that date. For more information regarding these awards, please see the “Special Awards” section in the CD&A under “Executive Compensation Elements.”

2021 Option Exercises and Stock Vested
The following table sets forth information regarding the vesting of stock awards during 2021. During 2021, none of our NEOs exercised or held option awards with respect to the Company.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joseph Hamrock	77,268	1,668,989
Donald E. Brown	17,127	369,943
Pablo A. Vegas	17,127	369,943
Violet G. Sistovaris	12,620	272,592
Charles E. Shafer	2,885	62,316
(1)	The stock awards represent 2018 performance share awards, which vested on February 28, 2021.
(2)
Amounts shown reflect the value realized upon the vesting of stock awards during 2021, computed by multiplying the number of shares that vested by the market value of our common stock on the vesting date.

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2021 Pension Benefits
The following table provides information regarding pension benefits with respect to our NEOs under the NiSource Inc. Pension Plan and the Pension Restoration Plan.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Joseph Hamrock(1)	NiSource Inc Pension Plan	—	—
	Pension Restoration Plan	—	—
Donald E. Brown(1)	NiSource Inc Pension Plan	—	—
	Pension Restoration Plan	—	—
Pablo A. Vegas(1)	NiSource Inc Pension Plan	—	—
	Pension Restoration Plan	—	—
Violet G. Sistovaris	NiSource Inc Pension Plan	27.0	1,420,143
	Pension Restoration Plan	27.0	602,060
Charles E. Shafer	Columbia Energy Group Pension Plan	32.7	536,311
	Pension Restoration Plan	32.7	114,659
(1)	Because Messrs. Hamrock, Brown and Vegas were hired after January 1, 2010, they are not eligible to participate in any of our defined benefit pension plans.
Tax Qualified Pension Plans. Our pension plans consist of multiple tax-qualified defined benefit pension plans sponsored by the Company and its affiliates for their respective eligible employees including two of the NEOs. Benefits under these plans are funded through and are payable from a trust fund, which consists of contributions we made and the earnings of the fund. Over a period of years, the contributions are intended to result in overall actuarial solvency of the trust.
Ms. Sistovaris and Mr. Shafer are the only NEOs eligible to participate in our pension plans because they were hired as exempt employees prior to January 1, 2010 (exempt employees hired on or after such date are not eligible to participate in these plans).
Ms. Sistovaris participates in the NiSource Inc. Pension Plan (the “NiSource Plan”) and Mr. Shafer participates in the Columbia Energy Group Pension Plan (the “Columbia Plan”). Both the Columbia Plan and the NiSource Plan previously provided for a “final average pay” benefit (“FAP benefit”) for exempt employees and, alternatively, a cash balance benefit feature (described below). All active exempt employees participating in the Columbia Plan and the NiSource Plan, who had accrued a benefit under a FAP benefit formula or, alternatively, under the prior cash balance formula, were converted to the current cash balance formula as of January 1, 2011. Mr. Shafer was participating in the applicable current cash balance benefit formula under the Columbia Plan and Ms. Sistovaris was participating in the FAP benefit formula under the NiSource Plan at the time of the 2011 conversion. A participant's accrued benefit under the applicable plan is equal to his or her cash balance account, calculated as described below, or, if greater, his or her “protected benefit” which is a calculation taking into consideration the accrued benefit under the FAP benefit formula as of the day immediately preceding conversion of the participant's benefit to the cash balance formula (using only service and compensation earned prior to the benefit conversion).
Pursuant to the 2011 conversion to the current cash balance feature, each eligible exempt employee who transitioned to the current cash balance feature has a benefit consisting of: (1) an “opening account balance” equal to either (a) in the case of an employee transitioning from a FAP benefit formula, the lump sum actuarial equivalent of the participant’s accrued FAP benefit as of the conversion date; or (b) in the case of an employee transitioning from the prior cash balance formula, equal to the account balance in such prior cash balance formula as of the conversion date; plus (2) annual pay
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and interest credits to the cash balance account from and after the conversion date. Annual pay credits to a participant’s account under the current cash balance formula equal a percentage of compensation, considering the Social Security Taxable Wage Base, based on the participant’s combined age and service for the plan year. The applicable pay credits are listed in the following table:
Sum of Age Plus Years of Service	Percentage of Total Compensation	Percentage of Compensation Above 1/2 of the Taxable Wage Base
Less than 50	4.0%	1.0%
50-69	5.0%	1.0%
70 or more	6.0%	1.0%
Compensation for purposes of annual pay credits means base pay, any performance-based pay, any “banked” vacation (in the year of vacation payout) and any salary reduction contributions made under Sections 125 or 401(k) of the Code, but excluding any amounts deferred to a non-qualified plan we maintain. In accordance with Code limits, the maximum compensation taken into account in determining benefits under the plans with respect to all participants, including eligible NEOs, in 2021 was limited to $290,000. Interest is credited each year to the account based on the interest rate on 30-year Treasury securities, as determined by the IRS, for the September immediately preceding the first day of each year, subject to a minimum interest credit of 4%.
Under the cash balance feature of the both the NiSource Plan and the Columbia Plan, any participant may take a distribution of his or her vested cash balance account benefit upon termination of employment, without any reduction. Alternatively, if the participant’s accrued benefit is determined by the protected benefit calculation referenced above (i.e., the protected benefit calculation is greater than the participant’s cash balance account), the participant would receive the protected benefit amount (which may reflect an actuarial or early retirement reduction if the participant elects to receive a distribution prior to the normal retirement date as provided in the NiSource and Columbia Plans). Because Ms. Sistovaris and Mr. Shafer participate in the current cash balance feature of the Columbia Plan and the NiSource Plan, respectively, each is eligible to take an unreduced distribution of his or her cash balance account upon termination of employment regardless of age and service. As of December 31, 2021, Ms. Sistovaris was eligible for early retirement (which impacts the protected benefit calculation and is generally defined as attainment of age 55 with 10 years of eligible service) under the NiSource Plan.
Assumptions. The present value of the accumulated benefit for Mr. Shafer consists of the account balance payable under the Columbia Plan. The present value of the accumulated benefit for Ms. Sistovaris consists of the present value of the protected benefit under the NiSource Plan (i.e., the present value of the FAP benefit payable as of the conversion date) plus annual pay and interest credits to the cash balance account after the conversion date. The assumptions used in calculating the present value of the accumulated benefit for Ms. Sistovaris are set forth in Note 12 - Pension and Other Postretirement Benefits in the footnotes to the consolidated financial statements contained in the Company’s 2021 Annual Report on Form 10-K. The Company has not granted any extra years of credited service under the NiSource Plan identified above.
Non-qualified Pension Benefit Plan. We also sponsor a Pension Restoration Plan (the “Pension Restoration Plan”). The Pension Restoration Plan is a non-qualified, unfunded defined benefit plan. The plan includes employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by Sections 415 (a limitation on annual accruals and payments under a defined benefit plan of $230,000 for 2021) and 401(a)(17) (a limitation on annual compensation of $290,000 for 2021) of the Code, including any eligible NEO. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by Sections 415 and 401(a)(17) of the Code, or any other applicable section, and reduced by deferrals into our Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan after applying any limits and considering deferrals into our Deferred Compensation Plan. Participants have the opportunity to elect any form of payment available under the qualified pension plan prior to accruing a benefit under the plan. If no election is made, the benefit is payable as a lump sum. The timing of payment under the Pension Restoration Plan generally is 45 days after one of the following: (1) if the participant qualifies for early retirement under the applicable qualified pension plan, following separation from service; or (2) if the participant does not qualify for early retirement at the time of separation from service, the later of separation from
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service or age 65, subject to a six-month delay for key employees under Section 409A of the Code for payments triggered by separation from service. No plan benefits were paid to Ms. Sistovaris or Mr. Shafer under the Columbia Plan, the NiSource Pension Plan or the Pension Restoration Plan in 2021.
2021 Non-Qualified Deferred Compensation
The following table provides information regarding deferred compensation with respect to our NEOs under the Deferred Compensation Plan and the Savings Restoration Plan.
Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Joseph Hamrock	Deferred Compensation Plan(5)	—	—	77,401	—	542,256
	Savings Restoration Plan(6)	—	52,259	100,728	—	576,136
Donald E. Brown	Deferred Compensation Plan(5)	18,000	—	41,983	—	230,007
	Savings Restoration Plan(6)	—	23,108	31,701	—	178,936
Pablo A. Vegas	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	23,108	5,596	—	83,138
Violet G. Sistovaris	Deferred Compensation Plan(5)	—	—	175,723	—	1,104,429
	Savings Restoration Plan(6)	—	15,820	3,942	—	126,222
Charles E. Shafer	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	4,888	177	—	5,905
(1)
Amounts shown as “Executive Contributions in Last FY,” if any, were deferred under our Deferred Compensation Plan. The NEOs may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their bonus on a pre-tax basis. Participant deferrals are fully vested.

(2)	The amount of Company contributions for each NEO in this column is included in each NEO’s compensation reported in the 2021 Summary Compensation Table under the column “All Other Compensation.”
(3)	The aggregate earnings in this column are not reported in the 2021 Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table.
(4)
The aggregate balance includes amounts for each NEO that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a NEO in those prior years with the exception of any amounts shown for the aggregate earnings on deferred compensation.

(5)
For a description of the Deferred Compensation Plan, please see the “Other Compensation and Benefits – Deferred Compensation Plan” section in the CD&A under “Executive Compensation Elements” and the narrative accompanying this table.

(6)
For a description of the Savings Restoration Plan, please see the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Executive Compensation Elements” and the narrative accompanying this table. These contributions are fully vested.

We sponsor the Savings Restoration Plan and the Deferred Compensation Plan, two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. Amounts due under the plans are unsecured contractual obligations that are paid from our general assets.
Savings Restoration Plan. The Savings Restoration Plan provides a supplemental benefit to eligible employees, including the NEOs, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under our Retirement Savings Plan had such benefit not been limited by Sections 415 (a limitation on annual contributions under a defined contribution plan of $58,000 for 2021) and 401(a)(17) (a limitation on annual compensation of $290,000 for 2021) of the Code, and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into our Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested, with the investment options generally the same as those available under our Retirement Savings Plan.
The timing of payment under the Savings Restoration Plan differs depending on whether the amounts were earned and vested before January 1, 2005 (“Pre-409A Amounts”) or after December 31, 2004 (“Post-409A Amounts”). Pre-409A
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Amounts generally are payable at the time when amounts under the Retirement Savings Plan are paid. Participants may elect in any year to withdraw Pre-409A Amounts, but that withdrawal is subject to a 10% reduction to the extent the payment is before the amount was otherwise payable under the Retirement Savings Plan. Post-409A Amounts generally are paid within 45 days after separation from service, although key employees (within the meaning of Section 409A of the Code) are subject to a six-month payment delay in accordance with Section 409A of the Code. Participants may not elect to receive early in-service distributions of Post-409A Amounts. Both Pre-409A Amounts and Post-409A Amounts may be distributed upon an unforeseeable emergency, as determined in accordance with the terms of the Savings Restoration Plan. The form of payment for both amounts is the form elected by the participant among the choices available under the Retirement Savings Plan.
Deferred Compensation Plan. The Deferred Compensation Plan provides employees at certain job levels including the NEOs, the ability to defer compensation on a pre-tax basis, including compensation that would otherwise be limited by the Code. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their annual bonus on a pre-tax basis. Employees designate how their contributions will be invested, with the investment options generally the same as those available under our Retirement Savings Plan. Employee contributions and any earnings thereon are 100% vested. The timing of payment under the Deferred Compensation Plan generally is the March 31st after the date of the participant’s separation from service. This timing applies both to the Pre-409A Amounts and Post-409A Amounts. In the case of Post-409A Amounts payable to key employees within the meaning of Section 409A of the Code, payments generally will not be payable until six months after the date of separation from service. Participants also may elect to receive in-service distributions of both Pre-409A Amounts and Post-409A Amounts. If a participant requests an in-service distribution of a Pre-409A Amount with less than 12 months’ advance notice, however, the distribution is subject to a 10% reduction. Participants may delay the commencement of distributions for five years after their originally scheduled payment date, in accordance with the subsequent deferral procedures under Section 409A of the Code. Both Pre-409A Amounts and Post-409A Amounts also may be paid upon an unforeseeable emergency, as determined in accordance with the terms of the plan. The form of payment for both amounts may be either a lump sum or annual installments of up to 15 years, as elected by the participant.
Potential Payments upon Termination of Employment or a Change-in-Control of the Company
All of the NEOs are eligible for certain benefits, upon certain types of terminations of employment, including a termination of employment involving a change-in-control of the Company (“Change-in Control”). These benefits are in addition to the benefits to which they would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The additional benefits are described below.
Executive Severance Policy. Our Executive Severance Policy provides severance pay and other benefits to terminated employees at a certain job level, including our NEOs, provided they satisfy the terms of the policy. No severance pay or other benefits are paid under this policy if the termination of employment occurs in connection with a Change-in-Control. Under the Executive Severance Policy, an employee becomes eligible to receive benefits only if he or she is terminated under any of the following scenarios: (a) a position elimination due to a reduction in force or other restructuring; (b) a position relocation of more than 50 miles from its current location that results in a longer commute of more than 20 miles and the employee chooses not to relocate; or (c) constructive termination. Constructive termination means a material reduction with respect to: (1) the scope of the employee’s position; (2) the employee’s base pay; or (3) the employee’s annual incentive opportunity; and as a result of any such event, the employee chooses to terminate employment. Under our Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives a lump sum amount equivalent to 130% of 52 weeks of COBRA (as defined in the Code and the Employee Retirement Income Security Act of 1974) continuation coverage premiums and outplacement services.
Change-in-Control and Termination Agreements. As of December 31, 2021, we had Change-in-Control and Termination Agreements with each of the NEOs except Mr. Shafer. We entered into these agreements based upon our belief that they are in the best interests of the stockholders. They are designed to help ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized. The Change-in-Control and Termination Agreements
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provide for cash severance benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by us for any reason other than “Good Cause” (as defined below) within 24 months following certain Change-in-Control events (referred to as a “double trigger”). In addition, pursuant to the terms of the 2020 Omnibus Plan and 2010 Omnibus Plan, the executives’ equity awards are subject to double trigger accelerated vesting in the event of a Change-in-Control unless an acquiring company does not assume or replace such awards upon the Change-in-Control. None of the agreements contain a “gross-up” provision to reimburse executives for excise taxes incurred with respect to benefits received under a Change-in-Control and Termination Agreement. The Change-in-Control and Termination Agreements can be terminated on twelve months’ notice to the participant. For purposes of the Change-in-Control and Termination Agreements:
“Good Cause” shall be deemed to exist if, and only if, we notify the executive, in writing, within 60 days of our knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.
“Good Reason” shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan we maintain or the executive’s benefits; (3) we change by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control; or (4) there is a material breach of the Change-in-Control and Termination Agreement. The Change-in-Control and Termination Agreements provide for a lump sum payment of two (three in the case of Mr. Hamrock) times the executive’s current annual base salary and target annual incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted annual incentive bonus for the year of termination. The Change-in-Control and Termination Agreements also provide that in the event of a Change-in-Control, the executive’s total Change-in-Control related payments will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total Change-in-Control related payments reduced by the 20% excise tax and other federal, state, local and other taxes; and (ii) the after-tax value of the executive’s Change-in-Control related payments that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).
In addition, the Change-in-Control and Termination Agreements provide for the executives to receive a lump sum amount equivalent to 130% of the COBRA continuation premiums due for the two-year period (three in the case of Mr. Hamrock) following termination. In the event of a Change-in-Control, all outstanding equity awards granted to each of the NEOs under the applicable Omnibus Plan as of December 31, 2021, will vest only upon a termination of employment in connection with a Change-in-Control.
For the NEOs, we have quantified the potential payments upon termination under various termination scenarios as of December 31, 2021.
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	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Cash Awards ($)	Welfare Benefits ($)	Outplacement ($)	Total Payment ($)
Joseph Hamrock
Voluntary Termination(1)	—	—	8,480,467	—	—	—	8,480,467
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	9,644,009	—	—	—	9,644,009
Death(2)	—	—	9,644,009	—	—	—	9,644,009
Involuntary Termination(3)	1,030,000	—	—	—	33,460	25,000	1,088,460
Change-in-Control(4)	6,798,000	1,236,000	17,551,208	—	108,804	25,000	25,719,012
Donald E. Brown
Voluntary Termination(1)	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	2,916,501	798,611	—	—	3,715,112
Death(2)	—	—	2,916,501	798,611	—	—	3,715,112
Involuntary Termination(3)	618,000	—	—	—	30,342	25,000	673,342
Change-in-Control(4)	2,163,000	463,500	5,394,911	1,000,000	65,311	25,000	9,111,722
Pablo A. Vegas
Voluntary Termination(1)	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	2,937,153	798,611	—	—	3,735,764
Death(2)	—	—	2,937,153	798,611	—	—	3,735,764
Involuntary Termination(3)	618,000	—	—	—	33,814	25,000	676,814
Change-in-Control(4)	2,224,800	494,400	5,460,292	1,000,000	72,255	25,000	9,276,747
Violet G. Sistovaris
Voluntary Termination(1)	—	—	1,390,053	—	—	—	1,390,053
Retirement(2)	—	—	1,818,394	—	—	—	1,818,394
Disability(2)	—	—	1,818,394	—	—	—	1,818,394
Death(2)	—	—	1,818,394	—	—	—	1,818,394
Involuntary Termination(3)	515,000	—	—	—	22,526	25,000	562,526
Change-in-Control(4)	1,802,500	386,250	3,433,635	—	48,908	25,000	5,696,293
Charles E. Shafer
Voluntary Termination(1)	—	—	—	—	—	—	—
Retirement(2)	—	—	769,491	—	—	—	769,491
Disability(2)	—	—	769,491	—	—	—	769,491
Death(2)	—	—	769,491	—	—	—	769,491
Involuntary Termination(3)	360,500	—	—	—	33,460	25,000	418,960
Change-in-Control(4)	1,153,600	216,300	1,646,025	—	69,620	25,000	3,110,545
(1)
Amounts payable to each of the NEOs as shown in the Pension Benefits Table and the Non-qualified Deferred Compensation Table and under the tax-qualified, nondiscriminatory 401(k) Plan are not included in the table. Upon voluntary termination on December 31, 2021, Mr. Hamrock would be eligible to receive 111,235 shares under the RSUs granted on July 13, 2015, due to conversion of the 2013 performance shares in connection with the Separation, 74,087 shares under the RSUs granted on July 13, 2015, due to the conversion of the 2014 performance shares in connection with the Separation, 62,972 shares under the RSUs granted on January 29, 2015 and 58,858 shares under the RSUs granted on July 13, 2015. Ms. Sistovaris would be eligible to receive 14,563 shares under the RSUs granted on July 13, 2015, due to the conversion of the 2014 performance shares in connection with the Separation, 21,068 shares under the RSUs granted on January 29, 2015 and 14,715 shares under the RSUs granted on July 13, 2015. These shares were subject to delayed vesting in accordance with the terms of the award agreements due to limitations on deductibility under Section 162(m) of the Code. These shares are payable on the earlier to occur of the NEO's termination of employment, the date the NEO is no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code. The value of these shares was determined by multiplying the closing price of our common stock on December 31, 2021, which was $27.61 per share, by the number of shares that were subject to delayed payout.

(2)
Special vesting rules apply in the event of Retirement, Disability or death pursuant to the terms and conditions of our equity award agreements. As of December 31, 2021, Ms. Sistovaris and Mr. Shafer were the only NEOs eligible for Retirement. Upon Retirement, Disability or death, Ms. Sistovaris would receive 65,860 shares and Mr. Shafer would receive 27,870.

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For the balance of the NEOs, the number of shares that would have vested in the event of the executive’s Disability or death is as follows: Mr. Hamrock, 349,294 shares; Mr. Brown, 105,632 shares; and Mr. Vegas, 106,380 shares. The value of the equity grants was determined by multiplying the closing price of our common stock on December 31, 2021, which was $27.61 per share, by the number of shares that would have vested upon the Retirement, Disability or death, as applicable, of the NEO. These amounts do not include the value of shares subject to delayed distribution due to limitations on deductibility under Section 162(m) of the Code referred to in footnote (1) above. For Messrs. Brown and Vegas, special vesting rules also apply in the event of Disability or death under their cash-based Special Retention Award agreements. The amounts shown represent the pro-rata portion of their cash-based awards based on service months from their respective grant dates to December 31, 2021.
(3)
Amounts shown reflect payments to be made upon the involuntary termination of each NEO eligible under our Executive Severance Policy described above. These amounts do not include the value of shares subject to delayed distribution due to limitations on deductibility under Section 162(m) of the Code described in footnote (1) above.

(4)
Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above. These amounts do not include the value of shares subject to delayed distribution due to limitations on deductibility under Section 162(m) of the Code described in footnote (1) above. As described above, the Change-in-Control and Termination Agreements do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control and Termination Agreement. The Change-in-Control and Termination Agreements provide that in the event of a Change-in-Control, the executive’s total Change-in-Control will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total Change-in-Control related payments (reduced by the 20% excise tax and other federal, state, local and other taxes); and (ii) the after-tax value of the executive’s Change-in-Control related payments that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up). The amounts reflected in this table do not reflect the application of the best “net benefit” provision.

  2022 Proxy Statement | 61

2021 EXECUTIVE COMPENSATION
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO.
For 2021, our last completed fiscal year:
■	The median annual total compensation of all employees (other than our CEO) was $124,663; and
■	The annual total compensation of our CEO, as reported in the 2021 Summary Compensation Table, was $9,535,781.
Based on this information, for 2021, the ratio of the annual total compensation of Mr. Hamrock, our CEO during 2021, to the annual total compensation of the median employee is estimated to be 76 to 1.
To identify the median of the annual total compensation of all our employees (other than our CEO), as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps consistent with Item 402(u) of Regulation S-K:
1.
We determined that, as of December 31, 2021, our employee population consisted of approximately 7,375 employees, with all of our employees located in the United States. This population consisted of our full-time, part-time and temporary employees, as determined for employment law purposes.

2.
To identify the “median employee” from our employee population, we prepared a full census of all our employees (except our CEO) using our existing centralized payroll database of base cash compensation (base salary plus overtime and shift premiums, calculated based on the hours worked during the relevant period) that is used internally to calculate annual cash incentive compensation and profit-sharing eligibility. We used base cash compensation as our compensation measure as it is the principal form of compensation delivered to all of our employees.

■
Additionally, we adjusted as of December 31, 2021, the compensation of 638 full-time employees and 19 part-time employees hired during 2021 to annualize compensation for any portion of the measurement period that they were not with the Company.

■
Although all of our employees are eligible for an annual cash incentive (paid in 2022 for 2021 individual and Company performance) we excluded this for all employees because we determined its inclusion would not have a meaningful effect on the determination of the median employee.

■	Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure.
3.
We identified our median employee from a full census report compiled using base cash compensation as our consistently applied compensation measure. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments identifying the “median employee.”

4.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $124,663.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j) of our 2021 Summary Compensation Table) included in this Proxy Statement.
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EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 regarding the number of shares of our common stock that may be issued under our equity compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)(3)
Equity compensation plans approved by security holders(1)	2,939,104	—	9,728,546
Equity compensation plans not approved by security holders	—	—	—
Total	2,939,104	—	9,728,546
(1)
Plans approved by security holders consist of the following: the Non-Employee Director Stock Incentive Plan, approved by stockholders on May 20, 2003 (no shares remain available for future grants under the plan); the 2020 Omnibus Plan approved by the stockholders on May 19, 2020; and the Company’s Employee Stock Purchase Plan, approved by the stockholders on May 7, 2019.

(2)
Restricted stock units and performance share awards are payable at no cost to the grantee on a one-for-one basis. As of December 31, 2021, there were no outstanding stock options under the Non-Employee Director Stock Incentive Plan, the 2010 Omnibus Plan or the 2020 Omnibus Plan.

(3)
As of December 31, 2021, 9,081,947 shares remained available for issuance under the 2020 Omnibus Plan and 646,599 shares remained available for purchase under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides the opportunity for eligible employees to acquire shares of our common stock at a 10% discount. For purposes of this table, we have included the number of shares issuable under outstanding performance share awards assuming performance targets are achieved at the maximum achievement level.

  2022 Proxy Statement | 63

PROPOSAL 2 — ADVISORY APPROVAL OF NEO COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, in a non-binding advisory vote, the compensation paid to our NEOs, as disclosed under the headings “2021 Executive Compensation” and “Compensation Discussion and Analysis (CD&A)” above, commonly known as a “Say-on-Pay” proposal.
At the 2017 annual meeting of stockholders, we provided our stockholders with an advisory vote regarding how frequently the Company will conduct future stockholder advisory votes to approve the compensation paid to our NEOs. More than a majority of the shares present or represented at the meeting were voted in favor of an annual vote, consistent with the Board’s recommendation. Based on these results, the Board has determined to hold an annual advisory vote on the compensation paid to our NEOs.
The Board encourages stockholders to carefully review the 2021 Executive Compensation and Compensation Discussion and Analysis (CD&A) sections of this Proxy Statement, for a thorough discussion of our executive compensation program and philosophy. Our compensation program is designed to be significantly performance-based and to attract and retain highly qualified individuals who enhance long-term stockholder value by contributing to our ongoing success. All facets of our compensation program are regularly monitored by the Compensation and Human Capital Committee to ensure that the program is well-tailored to fulfill our compensation philosophy and objectives.
In considering this proposal, stockholders may wish to consider the following factors that we believe demonstrate our commitment to maintaining a robust compensation program:
■	Compensation is closely tied to both corporate and individual performance;
■	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;
■	Total compensation packages are competitive with those offered by members of our Comparator Group;
■	Perquisites are appropriately limited in number and modest in dollar value; and
■	We believe our compensation program does not create incentives for behaviors that create material risk to the Company.
As discussed in the Compensation Discussion and Analysis (CD&A) and 2021 Executive Compensation sections of this Proxy Statement, the Compensation and Human Capital Committee and the Board believe that our executive compensation program fulfills the objectives of our compensation philosophy in a prudent and effective manner.
Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:
RESOLVED, that the compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.
As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation and Human Capital Committee, although the Compensation and Human Capital Committee and the Board will carefully consider the outcome of the vote when evaluating our compensation program and philosophy.
Vote Required
The affirmative vote of a majority of the shares present at the virtual Annual Meeting or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the NEOs. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of our NEOs. Abstentions by those present or represented by proxy will have the same effect as a vote against the Say-on-Pay proposal. Brokers will not have discretionary authority to vote on the Say-on-Pay proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF NEO COMPENSATION ON AN ADVISORY BASIS.
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PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed Deloitte as our independent registered public accounting firm for 2022. As part of its oversight of our relationship with our independent registered public accounting firm and to assure continuing independence of such firm, the Audit Committee considers whether it is appropriate to adopt a policy of rotating its independent registered public accounting firm on a regular basis. Further, in conjunction with ensuring the rotation of such firm’s lead engagement partner, the Audit Committee and its Chair are directly involved with the selection of Deloitte’s lead engagement partner. The Audit Committee also reviews proposals for all auditing services (including fees and terms thereof) of our independent registered public accounting firm and approves all such proposals prior to the commencement or performance of such services, subject to the pre-approval policies and procedures described under “Independent Registered Public Accounting Firm Fees.”
Deloitte has served as our independent registered public accounting firm since 2002 and has the requisite understanding of our business, accounting policies and practices, and internal control over financial reporting to drive audit quality and efficient fee structures. As a result of this expertise, and, as noted above, the Audit Committee’s oversight designed to assure continuing independence, the Board and its Audit Committee consider Deloitte well qualified to serve as our independent registered public accounting firm. Further, the Board believes that the continued retention of Deloitte is in our best interest and the best interest of our stockholders. Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and their level of independence from management. If the proposal is not approved and the appointment of Deloitte is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. A representative of Deloitte will be represented at the virtual Annual Meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the shares present during the virtual Annual Meeting or represented by proxy and entitled to vote is needed to ratify the appointment of Deloitte as our independent registered public accounting firm for 2022. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will have discretionary authority to vote on this proposal, and, accordingly, there will not be any broker non-votes.
THE BOARD AND ITS AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.
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PROPOSAL 4 – STOCKHOLDER PROPOSAL REDUCING THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL STOCKHOLDER MEETING FROM 25% to 10%
Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who beneficially owns a requisite number of shares of common stock, has informed the Company that he plans to present the following proposal at the meeting.
Proposal 4 - Special Shareholder Meeting Improvement
Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.
Although it now theoretically takes 25% of all shares to call for a special shareholder meeting, this translates into 30% of the NiSource shares that typically vote at the annual meeting. It would be hopeless to think that the shares that do not have the time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting.
It is important to vote for this Special Shareholder Meeting Improvement proposal because we have no right to act by written consent.
Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.
Plus NiSource shareholders gave 37% support to the 2021 shareholder proposal calling for a shareholder right to act by written consent. This 37% support may have represented over 40% support form the shares that have access to independent proxy voting advice and are left with no alternative but to rely on biased management voting recommendations.
The biased 2021 NiSource management voting recommendations failed to recognize the elementary fact that written consent protects shareholder rights because written consent can be structured so that all shareholders receive ample notice.
When reading the management statement next to this 2022 proposal please remember that there is a formal process to root out any supposedly misleading shareholder text in a shareholder proposal but there is no formal process to root out misleading management text.
To help make up for our lack of a right to act by written consent we need the right of a reasonable 10% of shares to call for a special shareholder meeting.
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PROPOSAL 4 – STOCKHOLDER PROPOSAL REDUCING THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL STOCKHOLDER MEETING FROM 25% to 10%
Please vote yes:
Special Shareholder Meeting Improvement - Proposal 4

Board of Directors’ Statement in Opposition
Your Board of Directors unanimously recommends a vote AGAINST this proposal.
The Board of Directors and its Nominating and Governance Committee have considered this proposal and concluded that it is unnecessary and not in the best interests of our stockholders.
Our Certificate of Incorporation and Bylaws include a stockholder right to call special meetings that the Board believes strikes the appropriate balance between enhancing stockholder rights and adequately protecting the best interests of all of our stockholders.
Under our Certificate of Incorporation and Bylaws, stockholders holding at least 25% of the shares of common stock issued and outstanding may call a special meeting, which is consistent with the majority practice of S&P 500 companies that provide stockholders with this right. According to a recent survey, approximately 64% of S&P 500 companies provide stockholders with the right to call a special meeting. Of those companies that have this right, approximately 55% have an ownership threshold equal to or greater than 25%, while only approximately 18% of S&P 500 companies with such right have a 10% or less ownership threshold.
In its consideration of this proposal, the Board evaluated a number of factors, including the interests of our stockholders, the resources required to convene a special meeting, the existing opportunities for stockholders to engage with the Board and management between annual meetings, and the characteristics and composition of our stockholder base. The Board continues to believe that the current 25% ownership threshold provides an appropriate balance between providing accountability to stockholders and enabling the Board and management to focus on meeting our business objectives and enhancing stockholder value.
The Board believes that special meetings should only be called to consider extraordinary events that are of interest to a broad base of stockholders and that cannot be delayed until the next annual meeting. Implementation of the 10% ownership threshold could significantly disrupt our operations and increase our costs. For every special meeting, we are required to provide each stockholder a notice of meeting and proxy materials, which results in significant legal, printing and mailing and administrative expenses, as well as other costs normally associated with holding a stockholder meeting. Additionally, preparing for stockholder meetings requires significant attention of our directors, officers and employees, diverting their attention away from performing their primary function, which is to operate our business in the best interests of our stockholders. The current 25% threshold prevents a small group of stockholders that may have special interests from calling a special meeting that may not be of interest to all of our stockholders. Accordingly, the current 25% ownership threshold is a more appropriate standard to ensure that special meetings are held only for matters important to a larger group of stockholders.
We have strong corporate governance practices that provide Board accountability to stockholder concerns.
The Board further believes that our strong corporate governance framework makes the adoption of this proposal unnecessary. In addition to giving stockholders a meaningful right to call a special meeting in our bylaws, our corporate governance practices and policies ensure the Board remains accountable to stockholders. These extensive strong governance practices include:
■	Annual election of directors;
■	Majority voting for all directors with resignation policy;
■	Stockholder right to call special meetings;
■	No supermajority voting provisions;
■	Proxy access bylaw (3% ownership / 3 years / up to 20 stockholders / 20% of Board);
  2022 Proxy Statement | 67

PROPOSAL 4 – STOCKHOLDER PROPOSAL REDUCING THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL STOCKHOLDER MEETING FROM 25% to 10%
■	Separate independent chairman and CEO;
■	All directors independent except CEO; and
■	Annual “Say-on-Pay” advisory votes.
We believe that this comprehensive package of governance practices and policies, including our existing special meeting bylaw, protects stockholder rights without the expense and risk associated with lowering the ownership threshold necessary to call a special meeting.
In addition, stockholders may communicate directly with the Board at any time. We are committed to engaging with our stockholders and soliciting their views and input on important governance, environmental, social, executive compensation and other matters. For further information on our engagement efforts and how our stockholders may communicate with any director, any Board committee or the full Board, see the sections titled “Corporate Governance―Stockholder Engagement” and “Corporate Governance―Communications with the Board and Non-Management Directors” on page 20.
For the reasons set forth above, the Board believes that the implementation of this proposal is not in the best interests of the Company and its stockholders.
Vote Required
If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the virtual Annual Meeting or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. We believe brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes.
THE BOARD BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF STOCKHOLDERS AND RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.
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AUDIT COMMITTEE REPORT
For 2021, our Audit Committee consisted of Messrs. Bunting and DeVeydt and Ms. Henretta. Currently, our Audit Committee consists of Mr. Bunting, and Mss. Barbour, Henretta and Lee. Each member of the Audit Committee is independent as defined by the applicable NYSE and SEC rules and meets the additional independence standard set forth by the Board in the Corporate Governance Guidelines. Each member of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board has determined that Mr. Bunting, the Chair of the Audit Committee, is an “audit committee financial expert” as defined by SEC rules.
The Audit Committee is responsible for, among other things, assisting the Board in monitoring the integrity of our financial statements; reviewing the qualifications and independence of our independent registered public accounting firm; overseeing the performance of our internal audit function and independent registered public accounting firm; and reviewing our risk assessment process. The Audit Committee has the sole authority to appoint, retain or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee.
In the performance of its responsibilities, the Audit Committee met regularly with the members of our internal audit function and Deloitte, our independent registered public accounting firm, with and without management present, to discuss the results of its examinations, evaluations of our internal controls, and the overall quality of our financial reporting. In addition, the Audit Committee Chair met with Deloitte on a recurring basis to discuss the audit process, accounting and internal control matters, among other things. The Audit Committee also met regularly with management to discuss accounting, auditing, internal control, financial reporting, earnings and risk management matters. During these meetings, the Audit Committee reviewed and discussed, among other items, the audited consolidated financial statements, the unaudited interim financial statements, significant accounting policies applied by us in our financial statements and non-GAAP financial measures, with management and Deloitte. The Audit Committee also discussed with, and received regular status reports from, our internal audit function and Deloitte on the overall scope and plans for their audits, including the scope and plans for evaluating the effectiveness of internal controls over financial reporting.
The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with audit committees concerning independence and has discussed with Deloitte its independence. The Audit Committee has considered whether Deloitte’s provision of non-audit services to us is compatible with maintaining Deloitte’s independence. In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.
The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2021. In determining whether to reappoint Deloitte, the Audit Committee took into consideration various factors, including the historical and recent performance of Deloitte on the audit; the professional qualifications of the firm and the lead audit partner; the quality of ongoing discussions with Deloitte; the results of an internal survey of Deloitte’s service and quality; the appropriateness of fees; and evidence supporting the firm’s independence, objectivity and professional skepticism. Although the Audit Committee has sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board seek stockholder ratification of the appointment at the Annual Meeting as a matter of good corporate governance.
Audit Committee

Theodore H. Bunting, Jr., Chair
Deborah A. Henretta
  2022 Proxy Statement | 69

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table represents the aggregate fees for professional services billed by Deloitte for the fiscal years ended December 31, 2021 and 2020.
	2021	2020
Audit Fees(1)	$4,794,095	$4,853,000
Audit-Related Fees(2)	516,041	565,436
Tax Compliance(3)	—	—
Tax Advice and Tax Planning(4)	43,437	187,878
All Other Fees(5)	101,649	21,238
(1)
Audit Fees — Fees for professional services performed by Deloitte for the audit of our annual financial statements in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Report on Form 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees — Fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. These fees included services provided by Deloitte in connection with the audit of our benefit plans.

(3)	Tax Compliance — Fees for professional services performed by Deloitte with respect to tax compliance.
(4)	Tax Advice and Tax Planning — Fees for professional services performed by Deloitte with respect to tax advice and tax planning.
(5)	All Other Fees — Fees for permissible work performed by Deloitte that does not fit within the above categories.
Pre-Approval Policies and Procedures. During 2021, the Audit Committee approved all audit, audit-related and non-audit services provided to us by Deloitte prior to management engaging the independent registered public accounting firm for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit-related and non-audit services proposed to be provided by our independent registered public accounting firm for the year. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved audit engagement) which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Theodore H. Bunting, Jr.) by our Vice President and Chief Accounting Officer may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit service be approved by the Pre-Approval Subcommittee that would result in the independent registered public accounting firm no longer being considered independent under the applicable SEC rules. In appointing Deloitte as our independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining the firm’s independence.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING
Stockholders may submit proposals appropriate for stockholder action at the 2023 Annual Meeting consistent with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to stockholder proposals and our Bylaws. Written notice containing the required information should be addressed to the attention of our Corporate Secretary at NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410. For your proposal to be considered for inclusion in our proxy statement in connection with the 2023 Annual Meeting, we must receive your written proposal no later than December 20, 2022.
Stockholder proposals not intended to be included in our proxy statement (including director nominations) may be brought before the 2023 Annual Meeting by filing a notice of stockholder’s intent to do so no earlier than January 24, 2023, and no later than February 23, 2023. The notice must include all of the information required to be set forth in any such notice by our Bylaws.
Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2023 Annual Meeting must comply with the requirements of proxy access as set forth in our Bylaws. The stockholder or group of stockholders
70 |   2022 Proxy Statement

who wish to submit director nominees pursuant to proxy access must deliver the required materials to us no earlier than November 20, 2022, and no later than December 20, 2022.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.
If you would like a copy of our Bylaws, please contact our Corporate Secretary at the above address or access our Bylaws filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on January 26, 2018. Failure to comply with our Bylaw procedure and deadlines may preclude presentation and consideration of the matter or of the proposed nominee for election at the 2023 Annual Meeting.
ANNUAL REPORT AND FINANCIAL STATEMENTS
Attention is directed to the financial statements contained in our Annual Report for the year ended December 31, 2021. As of the mail date of this Proxy Statement, a copy of the Annual Report has been sent, or is concurrently being sent, to stockholders of record as of March 30, 2022. These statements and other reports filed with the SEC are available through our website at https://www.nisource.com/filings.
AVAILABILITY OF FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and the financial statement schedules, but without exhibits, is contained within our Annual Report which has been sent, or is concurrently being sent, to you and is available free of charge to any stockholder upon written request to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410 and is also available on our website at https://www.nisource.com/filings.
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS — “HOUSEHOLDING”
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” may potentially provide extra convenience for stockholders and cost savings for companies or the intermediary.
You may receive proxy materials through an intermediary who uses householding to deliver proxy materials. If so, a single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless the affected stockholder provides contrary instructions. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If this applies to you and you would prefer to receive separate copies of the proxy materials, please notify your broker that you no longer wish to participate in householding. Additionally, you may direct your written request for a copy of the proxy materials to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410, or you may request a copy by telephone at (877) 647-5990. If your broker is not currently householding (i.e., you received multiple copies of our proxy statement), and you would like to request delivery of a single copy, you should contact your broker and find out if this option is available to you.
  2022 Proxy Statement | 71

OTHER BUSINESS
The Board does not intend to bring any other matters before the Annual Meeting other than those described in this Proxy Statement. If any other matters do properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.
Whether or not you plan to attend the virtual Annual Meeting, you can be sure your shares are represented at the meeting by submitting your completed proxy by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.
BY ORDER OF THE BOARD OF DIRECTORS

Kimberly S. Cuccia
Senior Vice President, General Counsel and
Corporate Secretary
Dated: April 19, 2022
72 |   2022 Proxy Statement

NISource®

801 E. 86TH AVENUE
MERRILLVILLE, IN 46410

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2022 for shares held in the 401(k) Plan. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions. In addition to voting, you may also sign up for electronic delivery of future proxy statements, proxy cards and annual reports at www.proxyvote.com.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NI2022**

The company will be hosting the meeting live via the Internet. To attend the meeting via the Internet and vote during the meeting, please visit www.virtualshareholdermeeting.com/NI2022. Be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 23, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2022 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78595-P66405 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NISOURCE INC.

The Board of Directors recommends you vote FOR the following proposals 1, 2 and 3:

Nominees:

	Nominee	For	Against	Abstain
1a.	Peter A. Altabef	☐	☐	☐
1b.	Sondra L. Barbour	☐	☐	☐
1c.	Theodore H. Bunting, Jr.	☐	☐	☐
1d.	Eric L. Butler	☐	☐	☐
1e.	Aristides S. Candris	☐	☐	☐
1f.	Deborah A. Henretta	☐	☐	☐
1g.	Deborah A. P. Hersman	☐	☐	☐
1h.	Michael E. Jesanis	☐	☐	☐
1i.	William D. Johnson	☐	☐	☐
1j.	Kevin T. Kabat	☐	☐	☐
1k.	Cassandra S. Lee	☐	☐	☐
1l.	Lloyd M. Yates	☐	☐	☐

	Proposal	For	Against	Abstain
2.	To approve named executive officer compensation on an advisory basis.	☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2022.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:

NOTE: Please sign as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

D78596-P66405

Proxy — NiSource Inc.

The undersigned hereby appoints Lloyd Yates and Kimberly Cuccia, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Company's Annual Meeting of Stockholders ("Annual Meeting"), to be held virtually at www.virtualshareholdermeeting.com/NI2022 on Tuesday, May 24, 2022, at 10:00 a.m., Central Time, and any adjournment or postponement thereof.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

Continued and to be signed on reverse side